UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MSC INDUSTRIAL DIRECT CO., INC.

(Name of Registrant as Specified In Its Charter)

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75 Maxess Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of MSC Industrial Direct Co., Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of MSC Industrial Direct Co., Inc., a New York corporation, will be held on January 16, 2014 at 9:00 a.m., local time, at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, for the following purposes:

1.	to elect eight directors to serve for one-year terms;
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;
3.	to approve, on an advisory basis, the compensation of our named executive officers; and
4.	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on November 27, 2013 are entitled to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, you are urged to vote on the Internet, by telephone or by completing, signing and dating the enclosed proxy card as promptly as possible, and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person even if he or she has already voted on the Internet, by telephone or by returning a proxy.

By Order of the Board of Directors,
Steve Armstrong Senior Vice President, General Counsel and Corporate Secretary Melville, New York December 6, 2013

IMPORTANT:

The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON JANUARY 16, 2014.

Our Proxy Statement and Annual Report are available online at:
https://materials.proxyvote.com/553530

75 Maxess Road
Melville, New York 11747

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Annual Meeting

Date and Time	9:00 a.m., January 16, 2014
Location	The Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747
Record Date	November 27, 2013
Voting	Record and beneficial shareholders as of the record date are entitled to vote. Holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

Meeting Agenda and Voting Matters

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of eight directors	FOR EACH NOMINEE	Page 5
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014	FOR	Page 18
Advisory vote to approve the compensation of our named executive officers	FOR	Page 52

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
					AC	CC	N&CG
Jonathan Byrnes	65	2010	Senior Lecturer at Massachusetts Institute of Technology	✓	✓	✓	✓
Roger Fradin	60	1998	President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc.	✓	✓	✓	✓
Erik Gershwind	42	2010	President and Chief Executive Officer of the company
Louise Goeser	60	2009	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	✓	✓	✓	✓C
Mitchell Jacobson (Board Chair)	62	1995	Non-executive Chairman of the Board of Directors of the company
Denis Kelly	64	1996	Managing Partner of Scura Paley LLC	✓	✓	✓C	✓
Philip Peller (Lead Director)	74	2000	Independent Director; Retired Partner of Arthur Andersen LLP	✓	✓C	✓	✓
David Sandler	56	1999	Executive Vice Chairman of the Board of Directors of the company

AC	Audit Committee
CC	Compensation Committee
N&CG	Nominating and Corporate Governance Committee
C	Chairman

Corporate Governance Highlights

Independence
• 5 out of our 8 director nominees are independent.
• The independent directors regularly meet in private executive sessions without management.
• We have an independent Lead Director, who serves as the presiding director at the executive sessions of the independent directors.
• All committees of our Board of Directors (referred to in this proxy statement as the Board) are composed exclusively of independent directors.

Board Oversight of Risk Management

•

The Board is responsible for the oversight of the company’s risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks.

• Each Board committee is responsible for oversight of risk management practices for categories of risks relevant to its functions.

Stock Ownership Requirements
• Our independent directors must own at least $210,000 of our common stock within five years of joining the Board.
• Our Non-executive Chairman, Executive Vice Chairman and Chief Executive Officer must own at least 6 times such individual’s annual salary in our common stock.

•

Within five years of attaining the position, each of our Executive Vice Presidents must own at least three times his or her annual base salary in our common stock, each of our Senior Vice Presidents must own at least two times his or her annual base salary in our common stock and each of our Vice Presidents must own at least one times his or her annual base salary in our common stock.

Board Practices and Accountability
• Our Board and each Board committee conduct annual assessments of their effectiveness as a group.
• All directors stand for election annually.

Other Corporate Governance Practices
• In the event of a significant restatement of financial results, the Board may recoup cash incentive bonuses and equity awards granted to our executive officers.
• Company management has in the past engaged in a wide-ranging dialogue with our major institutional investors and is committed to continuing this dialogue in the future.

Fiscal Year 2013 Company Performance

Fiscal year 2013 marked an historic year in building the future of our company. We completed the largest acquisition in our history, opened our co-located headquarters in Davidson, North Carolina, and broke ground on our new Customer Fulfillment Center in Columbus, Ohio. In addition, during fiscal year 2013, we continued to invest in our future with growth investments, including increasing our investment in vending solutions, making technology investments to improve our electronic procurement tools, enhancing our e-Commerce platform, and increasing our private brand product offering.

While these infrastructure and growth investments constrained our EPS growth, our focus remains on building the foundation for sustained long-term growth. We are confident that these investments in our future will yield significant revenue and earnings growth as our industry consolidates and as the economy recovers.

Our performance in fiscal year 2013 was further impacted by a difficult economic environment which saw instability in the overall manufacturing sector as well as by continued weakness in the metalworking manufacturing sector. As a result, we experienced a slower sales growth rate for our 2013 fiscal year, as compared to our 2012 fiscal year. Net sales increased 4.3% (6.4% on an average daily sales basis) to $2.46 billion from $2.36 billion in fiscal 2012. Operating income in fiscal 2013 was $385.5 million, representing a decrease of 6.5% from operating income of $412.2 million in fiscal 2012. Our operating income was impacted by our growth investments as well as by $11.6 million of non-recurring transaction and integration costs associated with the Barnes Distribution North America acquisition and $4.3 million of non-recurring operating expenses related to the establishment of our co-located headquarters in Davidson, North Carolina. Diluted earnings per share decreased 8.3% to $3.75 from $4.09 in fiscal 2012. The fiscal 2013 year contained 52 weeks versus 53 weeks in fiscal 2012.

v

Fiscal Year 2013 Compensation Decisions

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board took the following key actions with respect to the compensation of our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers for the fiscal year ended August 31, 2013:

•	Significantly Lower Annual Incentive Bonus Payouts. As we fell short of the threshold EPS level under our bonus plan, no portion of the 75% “at risk” EPS component of our bonus plan was paid. Based on solid execution of our strategic initiatives for fiscal 2013, the Compensation Committee awarded the full discretionary component of our bonus plan equal to 25% of target bonus levels. Bonus payouts were lower than in fiscal 2012 as follows: Mr. Gershwind — 53.5%; Mr. Kaczka — 79.2%; Mr. Cox — 79.2%; Mr. Jones — 79.2%; and Ms. McGuire — 79.2%.
•	Significantly Lower Total Cash Compensation. Total cash compensation was significantly lower on a year-over-year basis as a result of lower bonus payouts for fiscal 2013. Mr. Gershwind’s base salary and bonus target were increased effective upon his appointment to President and Chief Executive Officer, offsetting a portion of the substantial year-over-year reduction in total cash compensation.
•	Total Direct Compensation Generally Below or Approximates 25th Percentile. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year. For fiscal 2013, Mr. Gershwind’s total direct compensation was 37.9% below the 25th percentile of the competitive market data and, overall, our named executive officers’ total direct compensation generally was below or approximated the 25th percentile of the market data.

Compensation Summary

The following table shows the compensation for our Chief Executive Officer, our Executive Vice Chairman and former Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers for the fiscal years ended September 1, 2012 and August 31, 2013. For an explanation of the amounts in the table below, see “Summary Compensation Table” on page 41.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Erik Gershwind	2013	547,500	—	269,991	479,999	200,000	18,930	1,516,420
President and Chief Executive Officer	2012	440,988	—	259,958	472,814	430,400	19,758	1,623,918
David Sandler	2013	780,192	—	—	—	—	350,852	1,131,044
Executive Vice Chair and former Chief Executive Officer(1)	2012	810,769	—	—	—	1,136,000	688,403	2,635,172
Jeffrey Kaczka	2013	415,359	—	199,975	349,987	52,242	20,687	1,038,250
Executive Vice President and Chief Financial Officer	2012	420,323	100,000	199,937	349,990	250,700	102,605	1,423,555
Thomas Cox	2013	348,192	—	259,989	472,819	52,242	11,290	1,144,532
Executive Vice President, Sales	2012	352,412	—	259,958	472,814	250,700	13,478	1,349,362
Douglas Jones	2013	361,439	—	199,975	349,987	49,248	97,239	1,057,888
Executive Vice President, Global Supply Chain Operations	2012	366,433	—	199,937	349,990	236,300	14,354	1,167,014
Eileen McGuire	2013	323,317	—	259,989	240,000	49,248	65,997	938,551
Executive Vice President, Human Resources	2012	320,987	—	140,983	236,407	236,300	18,351	953,028

(1)	Mr. Sandler served as Chief Executive Officer of the company until January 1, 2013, when he assumed the position of Executive Vice Chairman of the Board.

75 Maxess Road
Melville, New York 11747

PROXY STATEMENT

FOR

Annual Meeting of Shareholders
to be held on January 16, 2014

INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors, which we refer to as the Board, to be used at our 2014 annual meeting of shareholders, or at any adjournments or postponements thereof. This proxy statement describes the matters to be presented at the meeting and related information that will help you vote at the meeting. References in this proxy statement to “the company,” “we,” “us,” “our” and similar terms mean MSC Industrial Direct Co., Inc.

We have elected to take advantage of the “notice and access” rule of the Securities and Exchange Commission (which we refer to as the SEC) that allows us to furnish proxy materials to shareholders online. We believe that electronic delivery expedites the receipt of proxy materials, while significantly lowering costs and reducing the environmental impact of printing and mailing full sets of proxy materials. As a result, on or about December 6, 2013, we mailed to our shareholders of record as of the close of business on November 27, 2013, either (i) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials online and how to request paper copies of our proxy materials or (ii) a printed set of proxy materials, which includes the notice of annual meeting, this proxy statement, our 2013 annual report to shareholders and a proxy card. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the materials unless you specifically request one. If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, you will receive a printed set of proxy materials and the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically.

When and where is the annual meeting?

Our 2014 annual meeting of shareholders will be held at the Hilton Long Island/Huntington, 598 Broad Hollow Road, Melville, New York 11747, on January 16, 2014 at 9:00 a.m., local time.

What am I voting on?

You are voting on the following proposals:

•	to elect eight directors to serve for one-year terms;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;
•	to approve, on an advisory basis, the compensation of our named executive officers; and
•	to consider and act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

What are the voting recommendations of the Board of Directors?

Our Board recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

Who is entitled to vote?

Only shareholders of record of our Class A common stock and our Class B common stock at the close of business on November 27, 2013, the record date, are eligible to vote at the annual meeting. On that date, we had outstanding 47,999,894 shares of our Class A common stock and 14,140,747 shares of our Class B common stock.

What is a shareholder of record?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Computershare Shareholder Services.

What is a beneficial shareholder?

You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent holds your shares in their name for your benefit. This form of ownership is often called ownership in “street name,” since your name does not appear in our records. If you are a beneficial shareholder, you may vote by following the voting instructions provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

What is a broker non-vote?

If you hold shares beneficially in street name and do not provide your broker, bank or other agent with voting instructions, your shares could constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not provide instructions.

If you are a beneficial owner whose shares are held in the name of a broker, and you do not provide your broker with voting instructions, the broker has the authority to vote your shares for or against certain “routine” matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 is the only routine matter being considered at the 2014 annual meeting.

We encourage you to provide instructions to your broker or other nominee so that your shares may be voted. If you do not provide instructions to your broker or other nominee, your shares will not be voted in the director elections or on the advisory vote on executive compensation.

What is a quorum?

A quorum is the minimum number of shares required to hold a shareholders meeting. Under New York law and our By-Laws, the presence in person or by proxy of the holders of a majority of the total shares of our Class A common stock and our Class B common stock that are entitled to vote is necessary to constitute a quorum at the annual meeting.

What is the vote required for each proposal?

The election of each nominee for director requires the affirmative vote of a plurality of the votes cast in person or by proxy at the annual meeting. The approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, and the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement each requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting. Abstentions will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Broker non-votes are not counted for any purpose in determining whether a matter has been approved, but, along with abstentions, are considered present and entitled to vote for purposes of determining a quorum.

On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the record holders of our Class A common stock and our Class B common stock vote together as a single class, with each holder of Class A common stock entitled to one vote per share of Class A common stock and each holder of Class B common stock entitled to ten votes per share of Class B common stock.

How do I vote?

If you are a shareholder of record, you may vote in person at the 2014 annual meeting, on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet voting are provided in the Notice of Internet Availability and instructions for Internet voting and telephone voting are provided in the printed proxy card. If you are a beneficial shareholder, you must follow the voting procedures provided by your broker, bank, trustee or other nominee included with your proxy materials or with the instructions on how to access the proxy materials electronically.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all eight of our nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement).

If your shares are held in the MSC Industrial Direct Co., Inc. 401(k) Plan, the enclosed proxy will serve as a voting instruction card for the trustee of our 401(k) Plan, T. Rowe Price Trust Company, who will vote all shares of Class A common stock of the company allocated to your 401(k) account in accordance with your instructions. If the voting instruction card is returned without choices marked, and if not otherwise directed, the shares in your 401(k) account that are represented by the voting instruction card will not be voted.

What will happen if another matter properly comes before the annual meeting?

Our Board does not intend to bring any matter before the annual meeting except as specifically indicated in the accompanying notice and these proxy materials, nor does our Board know of any matters that anyone else proposes to present for action at the annual meeting. However, if any other matters are properly presented at the meeting for a vote, the enclosed proxy card confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy as to those matters.

If I plan to attend the annual meeting, should I still vote by proxy?

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting, we urge you to vote your shares as promptly as possible either by Internet, by telephone or by completing, signing and dating a printed proxy card and returning it in the postage-paid envelope provided. Any shareholder attending the annual meeting may vote in person, even if he or she has already voted or returned a proxy card.

If you vote by Internet, telephone or proxy and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. Beneficial shareholders who wish to vote in person at the meeting must request a proxy from their broker or other nominee and bring that proxy to the annual meeting.

Who pays the cost for the solicitation of proxies?

We will pay any expenses for the solicitation of proxies for the annual meeting. Such solicitation may be made in person or by telephone by officers and associates of the company. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to the beneficial owners of shares of our Class A common stock.

How do I change my vote?

Shareholders of record may revoke their proxies and change their vote by giving written notice of revocation to our Corporate Secretary before the annual meeting, by delivering later-dated proxies (either in writing, by telephone or over the Internet), or by voting in person at the meeting. Beneficial shareholders may change their vote by following the instructions of their broker, bank, trustee or other nominee.

How may I obtain a separate set of proxy materials or request a single set for my household?

For registered shareholders who receive paper copies of this proxy statement, copies of our 2013 annual report to shareholders are being mailed simultaneously with this proxy statement. All other registered shareholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report online and how to request paper copies of our proxy materials and annual report. If you are a registered shareholder and want to save us the cost of mailing more than one copy of our proxy materials and annual report or Notice of Internet Availability of Proxy Materials, as applicable, to the same address, we will discontinue, at your request to the Corporate Secretary of the company, mailing of the duplicate copy to the account or accounts you select. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports or Notice of Internet Availability of Proxy Materials, as applicable, and who wish to receive a single copy of such materials in the future, will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address.

If you are the beneficial owner, but not the record holder, of shares of our Class A common stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2013 annual report or instructions on how to access the proxy materials electronically, as applicable, to multiple shareholders who share an address, unless that nominee has received contrary instructions from one or more of the shareholders. If you are a beneficial holder and wish to receive multiple copies of such materials in the future, you will need to contact your broker, bank or other nominee to request multiple copies.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2013 annual report or Notice of Internet Availability of Proxy Materials, as applicable, to any registered shareholder at a shared address to which a single copy of the document or documents was delivered. A registered shareholder who wishes to receive a separate copy of the proxy statement and annual report or Notice of Internet Availability of Proxy Materials, as applicable, now or in the future, should submit this request by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747, or calling (516) 812-2000.

What is the address of your principal executive office?

The mailing address of our principal executive office is 75 Maxess Road, Melville, New York 11747. We also maintain a co-located headquarters at 525 Harbour Place Drive, Davidson, North Carolina 28036.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

Eight directors will be elected at our 2014 annual meeting of shareholders for a term of one year expiring at the 2015 annual meeting, and will serve until their respective successors have been elected, or until their earlier resignation or removal. Each of the nominees for director was previously elected a director of the company by our shareholders.

Each nominee has indicated that he or she is willing to serve as a member of our Board, if elected, and our Board has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the company.

Our Nominating and Corporate Governance Committee has reviewed the qualifications and independence of the nominees for director and, with each member of the Nominating and Corporate Governance Committee abstaining as to himself or herself, has recommended each of the other nominees for election to our Board.

Qualifications of Nominees

We are one of the largest direct marketers and distributors of a broad range of metalworking and maintenance, repair and operations (MRO) supplies to industrial customers throughout North America. We operate primarily in the United States, with customers in all 50 states, through a network of fourteen customer fulfillment centers and 105 branch offices. Our business strategy is to provide an integrated, lower cost solution to the purchasing, management and administration of our customers’ MRO needs. We believe we add value to our customers’ purchasing process by reducing their total costs for MRO supplies, taking into account both the direct cost of products and the administrative, personnel and financial cost of obtaining and maintaining MRO supplies.

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board. In evaluating our Board, our Nominating and Corporate Governance Committee has considered that our directors have a wide range of experience as senior executives of large publicly traded companies, and in the areas of investment banking, accounting, business education and business management consulting. In these positions, they have also gained experience and knowledge in core management skills that are important to their service on our Board, such as business-to-business distribution, supply chain management, mergers and acquisitions, strategic and financial planning, financial reporting, compliance, risk management, intellectual property matters and leadership development. Several of our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board of directors, including the highest professional and personal ethics and values, a broad diversity of business experience and expertise, an understanding of our business and industry, a high level of education, broad-based business acumen and the ability to think strategically.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific skills and attributes described in the biographical details that follow in determining whether each individual nominee should serve on our Board.

2013 Nominees for Director

Name of Nominee	Principal Occupation	Age	Director Since
Jonathan Byrnes	Senior Lecturer at Massachusetts Institute of Technology	65	March 2010
Roger Fradin	President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc.	60	July 1998
Erik Gershwind	President and Chief Executive Officer of the company	42	October 2010
Louise Goeser	President and Chief Executive Officer of Grupo Siemens S.A. de C.V.	60	January 2009
Mitchell Jacobson (Board Chair)	Non-executive Chairman of the Board of the company	62	October 1995
Denis Kelly	Managing Partner of Scura Paley LLC	64	April 1996
Philip Peller (Lead Director)	Independent Director; Retired Partner of Arthur Andersen LLP	74	April 2000
David Sandler	Executive Vice Chairman of the Board of the company	56	June 1999

Jonathan Byrnes

Business Experience:  Dr. Byrnes has been a Senior Lecturer at MIT since 1992. In this capacity, he has taught graduate courses in Supply Chain Management and Integrated Account Management, he has taught programs for business executives, and he has supervised thesis research. He has been president of Jonathan Byrnes & Co., a consulting company, since 1976. Dr. Byrnes earned a doctorate at Harvard University, and is a former President of the Harvard Alumni Association. He also served a two-year term on Harvard University’s Advisory Committee on Shareholder Responsibility, and currently is serving a three-year term on the Board of Directors of Harvard Magazine.

Specific Experience:  Dr. Byrnes is a recognized expert in the areas of supply chain and integrated account management, areas which are critical to industrial distribution. Dr. Byrnes provides our Board with key perspectives relating to our operations and business strategy.

Roger Fradin

Business Experience:  Mr. Fradin has served as the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc. since June 2002. Previously, from 2000 until June 2002, he was President of the Security and Fire Solutions Division of Honeywell International Inc. From 1987 until 2000, Mr. Fradin served as the President of the ADEMCO Group.

Specific Skills and Attributes:  Mr. Fradin’s operational expertise and broad experience as a senior executive of a major diversified technology and manufacturing company makes him a valued asset to the Board. In addition, he provides critical insight and perspective relating to our customer base.

Other Directorships:  Mr. Fradin is also a director and member of the Audit Committee and Finance Committee of Pitney Bowes Inc.

Erik Gershwind

Business Experience:  Mr. Gershwind was appointed our President and Chief Executive Officer effective January 1, 2013. From October 2009 to October 2011, Mr. Gershwind served as our Executive Vice President and Chief Operating Officer and from October 2011 to January 2013, he served as our President and Chief Operating Officer. Mr. Gershwind was elected by the Board to serve as a director in October 2010. Previously, Mr. Gershwind served as our Senior Vice President, Product Management and Marketing from December 2005 and our Vice President of Product Management from April 2005. From August 2004 to April 2005, Mr. Gershwind served as Vice President of MRO and Inventory Management. Mr. Gershwind has held various positions of increasing responsibility in Product, e-Commerce and Marketing. Mr. Gershwind joined the company in 1996 as manager of our acquisition integration initiative.

Specific Skills and Attributes:  Mr. Gershwind has held senior management positions responsible for key business functions of the company and is a key contributor to our current strategy and success. In addition, as our Chief Executive Officer, he brings critical perspectives to our Board on our strategic direction and growth strategy.

Mr. Gershwind is the nephew of Mitchell Jacobson, our Non-executive Chairman of the Board, and the son of Marjorie Gershwind Fiverson, Mr. Jacobson’s sister. Mr. Jacobson and Ms. Gershwind Fiverson are also our principal shareholders. There are no other family relationships among any of our directors or executive officers.

Louise Goeser

Business Experience:  Ms. Goeser is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 to November 2008. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation.

Specific Skills and Attributes:  Ms. Goeser has extensive experience in senior executive positions and as a director of large public companies, and she possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues, as well as the reporting and other responsibilities of a public company.

Other Directorships:  Ms. Goeser is also a director and a member of the Compensation, Governance and Nominating Committee of PPL Corporation.

Mitchell Jacobson

Business Experience:  Mr. Jacobson was appointed our President and Chief Executive Officer in October 1995 and held both positions until November 2003. He continued as our Chief Executive Officer until November 2005. Mr. Jacobson was appointed our Chairman of the Board in January 1998 and became Non-executive Chairman of the Board effective January 1, 2013. Previously, Mr. Jacobson was President and Chief Executive Officer of Sid Tool Co., Inc., our predecessor company and current wholly-owned and principal operating subsidiary, which we refer to as Sid Tool, from June 1982 to November 2005.

Specific Skills and Attributes:  Mr. Jacobson has been instrumental to our past and ongoing growth, which reflects the values, strategy and vision that Mr. Jacobson contributes. His leadership as Chairman, experience in industrial distribution and strategic input are critically important to our Board. In addition, as one of our principal shareholders, Mr. Jacobson provides critical insight and perspective relating to the company’s shareholders.

Other Directorships:  Mr. Jacobson is currently a director of HD Supply Holdings, Inc. Mr. Jacobson resigned from the Board of HD Supply Holdings, Inc. effective December 31, 2013.

Denis Kelly

Business Experience:  Mr. Kelly has served as a Managing Partner of Scura Paley LLC, a private investment banking firm, since 2001. From 1993 to 2000, he was a Managing Director of Prudential Securities Inc. Previously, he served as the President of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974.

Specific Skills and Attributes:  Mr. Kelly’s varied investment banking career, including extensive mergers and acquisitions experience, along with his service on other public and private boards of directors provide the Board with expertise in finance, business development and corporate governance.

Other Directorships:  Mr. Kelly is also a director of Plymouth Financial Company, Inc. and Chairman of the Board of Directors of Ashburn Hill Corporation. During the last five years, Mr. Kelly previously served as a director and member of the Audit Committee of Kenneth Cole Productions, Inc., which is no longer a public company.

Philip Peller

Business Experience:  Mr. Peller, who has served as our Lead Director since December 2007, was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP from 1970 until his retirement in 1999. He served as Managing Partner of Practice Protection and Partner Affairs for Andersen Worldwide S.C. from 1998 to 1999 and as Managing Partner of Practice Protection from 1996 to 1998. He also served as the Managing Director of Quality, Risk Management and Professional Competence for Arthur Andersen’s global audit practice.

Specific Skills and Attributes:  Mr. Peller’s extensive experience in global audit, financial, risk and compliance matters provides invaluable expertise to our Board. In addition, Mr. Peller’s accounting background and experience allow him to provide the Board with unique insight into public company accounting issues and challenges, and also qualify him to serve as the Board’s Audit Committee financial expert, as defined in applicable SEC rules.

Other Directorships:  During the last five years, Mr. Peller previously served as a director and Chairman of the Audit Committee of Kenneth Cole Productions, Inc., which is no longer a public company.

David Sandler

Business Experience:  Mr. Sandler was appointed our Executive Vice Chairman of the Board effective January 1, 2013, when he transitioned from his role of Chief Executive Officer in furtherance of the Company’s previously disclosed management succession plan. Mr. Sandler served as our President and Chief Executive Officer from November 2005 until October 2011, when he relinquished his role as President, as our President and Chief Operating Officer from November 2003 to November 2005, and as our Executive Vice President and Chief Operating Officer from November 2000 to November 2003. In June 1999, he was also appointed as a member of our Board. From May 1999 to November 2000, he was Executive Vice President of the company. From 1998 to 1999, Mr. Sandler served as our Senior Vice President, Administration. From 1989 to 1998, he held various positions of increasing responsibility for several departments throughout the company, including Information Systems, Product Management, Purchasing, Corporate Development, Human Resources and Finance. In 1989, Mr. Sandler joined the company as a result of our acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he was a founder and served as President and Chief Executive Officer.

Specific Skills and Attributes:  Mr. Sandler’s long service with our company and extensive leadership and management experience in our operations provide invaluable perspective to our Board. In addition, as our Executive Vice Chairman of the Board, Mr. Sandler provides an important perspective in Board discussions about our business and strategic direction.

Director Qualifications

The chart below demonstrates how the Board’s nominees for election at our 2014 annual meeting of shareholders provide the skills, experiences and perspectives that the Nominating and Corporate Governance Committee and the Board consider important for an effective board of directors.

	Industry Knowledge		Business Management Experience			Financial/Accounting Experience
Name	Business to Business Distribution	Supply Chain Management	Senior Executive Management	Public Company Corporate Governance and Compensation	Mergers and Acquisitions	Financial Literacy	Financial Reporting
Jonathan Byrnes	X	X			X	X
Roger Fradin	X	X	X	X	X	X	X
Erik Gershwind	X	X	X	X	X	X
Louise Goeser		X	X	X	X	X
Mitchel Jacobson	X	X	X	X	X	X	X
Denis Kelly			X	X	X	X	X
Philip Peller			X	X	X	X	X
David Sandler	X	X	X	X	X	X

The Board recommends a vote “FOR” the re-election of each of Ms. Goeser and
Messrs. Byrnes, Fradin, Gershwind, Jacobson, Kelly, Peller and Sandler.

CORPORATE GOVERNANCE

Director Independence

Pursuant to New York Stock Exchange listing standards, a majority of the members of our Board must be independent. The Board must determine that each independent director has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Board follows the criteria set forth in Section 303A of the New York Stock Exchange listing standards to determine director independence. Our independence criteria are also set forth in Section 1.1 of our Corporate Governance Guidelines, a copy of which is available on our website at www.mscdirect.com/corporategovernance. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

The Board undertakes a review of director independence on an annual basis, and as events arise which may affect director independence. Based upon this review, the Board determined that Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller are independent in accordance with Section 303A.02 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as well as under our Corporate Governance Guidelines.

In evaluating the independence of Ms. Goeser, the Board considered that Ms. Goeser is the President and Chief Executive Officer of Grupo Siemens S.A. de C.V., an affiliate of Siemens AG, and is responsible for Siemens Mesoamérica. Siemens AG is a customer and supplier of our company. In addition, the Board considered that Ms. Goeser is a director of PPL Corporation, which is also one of our customers. Sales to such companies and purchases from Siemens AG were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Fradin, the Board considered that Mr. Fradin is the President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International Inc., which is a customer and supplier of our company. In addition, the Board considered that Mr. Fradin is a director of Pitney Bowes, which is also one of our customers and suppliers. Sales to and purchases from such companies were made in the ordinary course of business and amounted to significantly less than 0.5% of the recipient company’s gross revenues during its most recent fiscal year.

In evaluating the independence of Mr. Byrnes, the Board considered that Mr. Byrnes is a Senior Lecturer at MIT, which is a customer of our company. Sales to MIT were made in the ordinary course of business and amounted to significantly less than 0.5% of the company’s gross revenues during our most recent fiscal year.

Board Meetings and Attendance

The standing committees of our Board are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides the current membership for each of these committees and the number of meetings held by the Board and each committee in our 2013 fiscal year.

Name	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jonathan Byrnes	X	X	X	X
Roger Fradin	X	X	X	X
Erik Gershwind	X
Louise Goeser	X	X	X	X (CHAIR)
Mitchell Jacobson	X (CHAIR)
Denis Kelly	X	X	X (CHAIR)	X
Philip Peller	X (LEAD)	X (CHAIR)	X	X
David Sandler	X
Fiscal 2013 Meetings	11	7	7	4

During our 2013 fiscal year, each of the directors attended at least 75% of the aggregate number of meetings of our Board and of the committees of our Board on which he or she served.

Board Committees

The following chart summarizes the principal functions of each of the standing committees of our Board:

Name of Committee	Principal Functions of the Committee

Audit Committee	• Assists in Board oversight of:
• the preparation and integrity of our financial statements;
• our compliance with our ethics policies and legal and regulatory requirements;
• our independent registered public accounting firm’s qualifications, performance and independence; and
• the performance of our internal audit function.
• Appoints (and is responsible for terminating) our independent registered public accounting firm.
• Recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
• Prepares an annual Audit Committee report to be included in our annual proxy statement.
• Undertakes an annual evaluation of its performance.

Compensation Committee	• Reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer.
• Evaluates our Chief Executive Officer’s performance in light of those goals and objectives.
• Determines and approves our Chief Executive Officer’s compensation level based on its evaluation of his performance.
• Sets the compensation levels of all of our other executive officers, including with respect to our incentive compensation plans and equity-based plans.
• Recommends to our Board the compensation of our non-executive directors.
• Has the sole authority to retain and terminate the compensation consultant.
• Administers our equity incentive plans.
• Prepares a Compensation Committee report on executive compensation to be included in our annual proxy statement.
• Undertakes an annual evaluation of its performance.

Nominating and Corporate Governance Committee	• Identifies individuals qualified to become members of our Board consistent with criteria approved by our Board.
• Reviews the qualifications and independence of the nominees for director.

•

Recommends to our Board nominees for membership on our Board. Only those candidates recommended by the Nominating and Corporate Governance Committee will be considered by our Board as nominees for director.

• Develops and recommends to our Board corporate governance principles and other corporate governance polices that are applicable to our company.
• Reviews and approves any related party transaction proposed to be entered into and, if appropriate, ratifies any such transaction previously commenced and ongoing.
• Oversees the evaluation of our Board and our management.
• Undertakes an annual evaluation of its performance.

Audit Committee

Composition and Charter

The Audit Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom the Board has determined to be independent under both the rules of the SEC and the listing standards of the New York Stock Exchange and to meet the financial literacy requirements of the New York Stock Exchange. Mr. Peller is the Chairman of the Audit Committee. The Board has determined that Mr. Peller qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

The Audit Committee has the responsibilities and functions mandated by Sections 303A.06 and 303A.07 of the New York Stock Exchange listing standards and Rule 10A-3 promulgated under the Exchange Act, as set forth in the Audit Committee’s current charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. We are obligated to provide appropriate funding for the Audit Committee for these purposes.

Policy on Service on Other Audit Committees

Under our corporate governance guidelines, members of the Audit Committee may not serve as members of an audit committee for more than three public companies, including the Audit Committee of our Board.

Compensation Committee

Composition and Charter

Our Compensation Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Mr. Kelly is the Chairman of the Compensation Committee. The Compensation Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Delegation of Authority

The Compensation Committee does not delegate its responsibilities to any other directors or members of management. Under our 2005 Omnibus Incentive Plan, the Compensation Committee is permitted to delegate its authority under such plan. However, as a matter of policy, the Compensation Committee authorizes all grants of equity awards under the 2005 Omnibus Incentive Plan.

Compensation Processes and Procedures

The Compensation Committee makes all compensation decisions for our executive officers. The views and recommendations of Mitchell Jacobson, our Chairman of the Board, David Sandler, our Executive Vice Chairman of the Board, and Erik Gershwind, our Chief Executive Officer, are, and will continue to be, considered by the members of the Compensation Committee in its review of the performance and compensation of individual executives. Mr. Jacobson and Mr. Sandler also provided input on Mr. Gershwind’s compensation. In addition, the Compensation Committee obtains input from Mr. Gershwind on the compensation of the other named executive officers (other than our Executive Vice Chairman) and other executive officers and senior officers. Our Executive Vice President, Human Resources, Ms. Eileen McGuire, assists the Chairman of the Compensation Committee in developing the agenda for committee meetings and works with the Compensation Committee in developing agenda materials for the committee’s review, including coordinating and presenting management’s proposals and recommendations to the Compensation Committee with respect to executive and non-executive director compensation. Ms. McGuire, Mr. Sandler and Mr. Gershwind regularly attend Compensation Committee meetings, excluding portions of meetings where their own compensation is discussed. The Compensation Committee considers, but is not bound by, management’s proposals and recommendations with respect to executive compensation.

The Compensation Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with compensation decisions made by the Compensation Committee in October 2012 and 2013, the committee relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc., a compensation consulting firm that we refer to in this proxy statement as F.W. Cook. F.W. Cook provides research, market data and survey information and makes recommendations to the Compensation Committee regarding our executive compensation programs and our non-executive director compensation programs. F.W. Cook advises the Compensation Committee on the competitiveness of our compensation arrangements and provides input, analysis and recommendations for the compensation paid to our named executive officers, other executives and non-management directors. F.W. Cook provides data and analysis with respect to public companies having similar characteristics (including size, profitability, geography, business lines and growth rates) to those of our company. As discussed under “Compensation Risk Assessment” below, F.W. Cook also conducted a comprehensive risk assessment of our incentive-based compensation plans in 2013 to assist the Compensation Committee in its compensation risk assessment. The Compensation Committee considers, but is not bound by, the consultant’s proposals and recommendations with respect to executive and non-executive director compensation.

During fiscal year 2013, the Compensation Committee reviewed the independence of F.W. Cook, its other advisors and the individuals employed by such advisors who furnish services to us, which included a consideration of the factors required by New York Stock Exchange listing standards. Based on its review, the Compensation Committee determined that F.W. Cook, its other advisors and the individuals employed by such advisors who furnish services to us are independent and that their service does not raise any conflicts of interest that would prevent them from providing independent and objective advice to the committee.

Compensation Committee Interlocks and Insider Participation

During our 2013 fiscal year, each of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller served as members of our Compensation Committee. None of the members of the Compensation Committee was, during or prior to fiscal year 2013, an officer of the company or any of our subsidiaries or had any relationship with us other than serving as a director and as a de minimis shareholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Nominating and Corporate Governance Committee

Composition and Charter

Our Nominating and Corporate Governance Committee is currently comprised of Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director. Ms. Goeser is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance.

Policy Regarding Shareholder Nominations for Director

The Nominating and Corporate Governance Committee of our Board believes that the best director candidates will be those who have a number of qualifications, including independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and an ability to foster a diversity of backgrounds and views and to complement our Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. The Nominating and Corporate Governance Committee also believes that it is important for directors to have demonstrated an ethical and successful career. Such a career may include:

•	experience as a senior executive of a publicly traded corporation, a management consultant, an investment banker, a partner at a law firm or registered public accounting firm or a professor at an accredited law or business school;
•	experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization; or
•	such other professional experience as the Nominating and Corporate Governance Committee determines qualifies an individual for Board service.

At all times, the Nominating and Corporate Governance Committee will make every effort to ensure that our Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the New York Stock Exchange and the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to our Board, the Nominating and Corporate Governance Committee will consider and review such existing director’s attendance and performance, independence, experience, skills and the contributions that the existing director brings to our Board.

The Nominating and Corporate Governance Committee may employ third-party search firms to identify director candidates, if so desired. The Nominating and Corporate Governance Committee will review and consider recommendations from a wide variety of contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential director candidates.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors or by our shareholders. Any shareholder may recommend a nominee for director at least 120 calendar days prior to the one year anniversary of the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to Corporate Secretary, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747, and providing the following information:

•	the name, company shareholdings and contact information of the person making the nomination;
•	the candidate’s name, address and other contact information;
•	any direct or indirect holdings of our securities by the nominee;
•	any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•	information regarding related party transactions with the company and/or the shareholder submitting the nomination;
•	any actual or potential conflicts of interest; and
•	the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.

All of these communications will be reviewed by our Senior Vice President, General Counsel and Corporate Secretary and forwarded to Ms. Goeser, the Chairman of the Nominating and Corporate Governance Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Board Leadership Structure; Executive Sessions of the Independent Directors

Our Board currently consists of eight directors, each of whom, other than Messrs. Gershwind, Jacobson and Sandler, is independent under our Corporate Governance Guidelines and the applicable rules of the New York Stock Exchange. Mr. Sandler has served as our Executive Vice Chairman since January 1, 2013 and as a member of our Board since June 1999. Mr. Gershwind, has served as our President and Chief Executive Officer since January 1, 2013 and as a member of our Board since 2010. Mr. Jacobson, who is one of our principal shareholders, has served as our Non-executive Chairman since January 1, 2013 and as our Chairman since 1998. Mr. Jacobson previously served as our President from October 1995 through November 2003, and as our Chief Executive Officer from October 1995 through November 2005. The Board has separated the roles of Chairman and Chief Executive Officer since 2005 and has appointed a non-management, lead director since 2007.

Our Board of Directors believes that the most effective Board leadership structure for our company at the present time is for the roles of Chief Executive Officer and Chairman of the Board to be separated and for

Mr. Sandler to serve as Executive Vice Chairman of the Board. Under this structure, our Chief Executive Officer is generally responsible for setting the strategic direction for our company and for providing the day-to-day leadership over our operations, while the Executive Vice Chairman of the Board provides guidance to the Chief Executive Officer, and the Chairman of the Board sets the agenda for meetings of the Board and presides over Board meetings. In addition, our independent directors meet at regularly scheduled executive sessions without members of management present. Mr. Peller, who has served as our Lead Director since 2007, serves as the presiding director at the executive sessions of the independent directors. The Lead Director also has such other duties and responsibilities as determined by the Board from time to time. Those additional duties and responsibilities include:

•	making recommendations to the Board regarding the structure of Board meetings;
•	recommending matters for consideration by the Board;
•	determining appropriate materials to be provided to the directors;
•	serving as an independent point of contact for shareholders wishing to communicate with the Board;
•	assigning tasks to the appropriate Board committees with the approval of the Nominating and Corporate Governance Committee; and
•	acting as a liaison between management and the independent directors.

The Board retains the authority to modify this leadership structure as and when appropriate to best address our unique circumstances at any given time and to serve the best interests of our shareholders.

Role of the Board in Risk Oversight

Our Board’s role in risk oversight involves both the full Board and its committees. The full Board is responsible for the oversight of risk management and reviews our major financial, operational, compliance, reputational and strategic risks, including steps to monitor, manage and mitigate such risks. In addition, each of the Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Audit Committee discusses with management our major financial risk exposures and the steps that have been taken to monitor and mitigate such exposures, including with respect to risk assessment and risk management. Similarly, the Nominating and Corporate Governance Committee has oversight responsibility over governance and compliance matters and the Compensation Committee has oversight responsibility for our overall compensation structure, including review of its compensation practices, in each case with a view to assessing associated risks. See “Compensation Risk Assessment” on page 39 of this proxy statement.

The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by management and its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of our company.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available on our website at www.mscdirect.com/corporategovernance.

Director Attendance at Shareholder Meetings

We encourage attendance by the directors at our annual meeting of shareholders. All of our current directors attended the annual meeting held on January 17, 2013, either in person or by telephone.

Non-Employee Director Stock Ownership Guidelines

To more closely align the interests of our non-employee directors with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our non-employee directors on November 15, 2011. The ownership guidelines provide for each of our non-employee directors to own a minimum number of shares having a value equal to five times his or her base annual retainer, or $210,000. All shares held by our non-employee directors, including unvested restricted shares, count toward this guideline. The guidelines provide for our non-employee directors to reach this ownership level within the later of five years from the date on which the guidelines were adopted or five years from the date on which the director is first appointed or elected. Once a non-employee director has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If a non-employee director has not satisfied his or her proportionate minimum stock ownership guideline, the director must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our non-employee directors are in compliance with their current stock ownership guidelines.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers and a Code of Business Conduct that applies to all of our directors, officers and associates. The Code of Ethics and the Code of Business Conduct are available on our website at www.mscdirect.com/corporategovernance. We intend to disclose on our website, in accordance with all applicable laws and regulations, amendments to, or waivers from, our Code of Ethics and our Code of Business Conduct.

Shareholder Communications Policy

Any shareholder or other interested party who desires to communicate with our Chairman of the Board, Lead Director or non-management members of our Board may do so by writing to: Board, c/o Philip Peller, Lead Director of the Board, MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, NY 11747. Communications may be addressed to the Chairman of the Board, the Lead Director, an individual director, a Board committee, the non-management directors or the full Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own beneficially more than 10% of our Class A common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers, directors and such beneficial owners, we believe that all filing requirements of Section 16(a) of the Exchange Act were timely complied with during the fiscal year ended August 31, 2013, except that (i) a conversion of shares of Class B Common Stock to Class A Common Stock on April 25, 2013 was reported late on a Form 4 filed for Mr. Gershwind on August 6, 2013 and (ii) a disposition of Class A Common Stock on November 19, 2012 was reported late on a Form 4 filed for Mr. Kelly on October 15, 2013.

EXECUTIVE OFFICERS

The following individuals are our executive officers as of December 6, 2013:

Name of Officer	Position	Age	Executive Officer Since
Erik Gershwind	President and Chief Executive Officer	42	December 2005
David Sandler	Executive Vice Chairman of the Board	56	January 1998
Steve Armstrong	Senior Vice President, General Counsel and Corporate Secretary	55	October 2008
Charles Bonomo	Senior Vice President and Chief Information Officer	48	July 2007
Thomas Cox	Executive Vice President, Sales	52	June 2000
Christopher Davanzo	Vice President of Finance and Corporate Controller	50	October 2010
Douglas Jones	Executive Vice President, Global Supply Chain Operations	49	December 2005
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer	54	April 2011
Eileen McGuire	Executive Vice President, Human Resources	48	December 2005

Please refer to the section entitled “Election of Directors (Proposal No. 1)” beginning on page 5 of this proxy statement for the biographical data for Messrs. Gershwind and Sandler.

Steve Armstrong

Mr. Armstrong was appointed our Senior Vice President, General Counsel and Corporate Secretary in October 2012. Previously, he served as our Vice President, General Counsel and Corporate Secretary from October 2008 until October 2012. From 2006 to 2008, he was a legal consultant based in New York, New York performing services for Thomson Reuters and NBC Universal. Mr. Armstrong was the Executive Vice President and General Counsel of the Home Shopping Network in Tampa, Florida from 2002 to 2006. From 2000 to 2002, he was the Senior Vice President and General Counsel of Agilera, Inc., a technology company in Denver, Colorado. Prior to 2000, Mr. Armstrong was the Vice President, General Counsel & Secretary of Samsonite Corporation and a partner in the law firms Paul Hastings and Baker and Hostetler.

Charles Bonomo

Mr. Bonomo was appointed our Senior Vice President and Chief Information Officer in August 2011. Previously, he served as our Vice President and Chief Information Officer from July 2007 through August 2011. From 1999 through 2007 he served as Vice President at Arrow Electronics, Inc., including in the position of Vice President of Infrastructure and Operations from January 2006 to July 2007, and as Vice President and Chief Architect from July 2003 through January 2006. Previously, he was the Director of Clinical Technology at Mount Sinai Medical Center from 1996 to 1998, rising to Vice President and Chief Information Officer of NYU Health System in 1998. Prior to 1996, he held various positions of increasing responsibility at J.P. Morgan in the United States and Europe and at Grumman Aerospace Corp., where he designed and tested software for the F14 Tomcat aircraft.

Thomas Cox

Mr. Cox was appointed our Executive Vice President, Sales in December 2005. Previously, he served as our Senior Vice President from April 2000 to November 2005 and as our Vice President of the North Region from October 1999 to March 2000. Mr. Cox joined our company in September 1997 as a Director in the sales organization. Prior to joining our company, he spent ten years, beginning in 1985, in the United States and Europe with TNT Express Worldwide, an international transportation company. Mr. Cox was responsible for Worldwide Sales and Marketing based in Europe for several years, and he also held the position of President of the Americas. After leaving TNT Express Worldwide, he served as President of his own transportation business, MailNet, with offices in the United States and overseas.

Christopher Davanzo

Mr. Davanzo was appointed as an executive officer in October 2010 and serves as our Vice President of Finance and Corporate Controller, a position he has held since he joined our company in 2006. From 1993 through 2006, he held various positions of increasing responsibility in the finance department at Olympus

America Inc., including the role of Vice President of Finance from 2004 to 2006. Prior to joining Olympus, Mr. Davanzo held several auditing and accounting positions, including with KPMG LLP, Coopers and Lybrand, and Weight Watchers International.

Douglas Jones

Mr. Jones was appointed our Executive Vice President, Global Supply Chain Operations in October 2009. Previously, he was our Senior Vice President, Supply Chain Management from April 2008 until October 2009 and our Senior Vice President of Logistics from December 2005 until April 2008. Mr. Jones joined our company in July 2001, as Vice President of Fulfillment. Prior to joining our company, he served as Vice President, Distribution Operations for the Central Region of the United States, at Fisher Scientific from 1998 to 2001. Prior to his role at Fisher Scientific, Mr. Jones was part of the management team at McMaster-Carr Supply Company, based in Chicago. During his tenure with McMaster-Carr, Mr. Jones held various managerial positions of increasing responsibility in fulfillment, finance, purchasing and inventory management.

Jeffrey Kaczka

Mr. Kaczka was appointed our Executive Vice President and Chief Financial Officer in April 2011. From February 2008 to June 2009, Mr. Kaczka served as Chief Financial Officer, International, of Genworth Financial, Inc. (NYSE: GNW), a leading financial services company. From April 2001 to June 2007, he served as Senior Vice President and Chief Financial Officer of Owens & Minor, Inc., a Fortune 500 company that provides distribution, third-party logistics and other supply-chain management services to healthcare providers and suppliers of medical and surgical products. Prior to that, Jeffrey held Chief Financial Officer positions at Allied Worldwide, Inc. and I-Net, Inc. Mr. Kaczka began his career at General Electric, where he spent 14 years, moving through its Financial Management Program and progressing through financial positions at several GE operations.

Eileen McGuire

Ms. McGuire was appointed our Executive Vice President, Human Resources in October 2011. Ms. McGuire previously served as our Senior Vice President, Human Resources from December 2005 until October 2011. Previously, in June 1999, she was promoted to Vice President of Human Resources and, in May 1996, was appointed director of Human Resources. Ms. McGuire joined our predecessor company, Sid Tool, in 1983, and during her tenure she has had many cross-functional roles throughout our company, including Distribution, Operational Accounting, Inside Sales, Field and Branch Operations, Call Center Management and Corporate Training.

There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was, or is to be, selected as an officer of our company.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2014. Although shareholder ratification of the Audit Committee’s action in this respect is not required, our Board considers it desirable for shareholders to pass upon the selection of the independent registered public accounting firm. If the shareholders disapprove of the selection, our Audit Committee intends to reconsider the selection of Ernst & Young LLP as our independent registered public accounting firm.

Ernst & Young LLP has advised us that neither it nor any of its members has any direct or material indirect financial interest in our company. We expect that a representative from Ernst & Young LLP will be present at the annual meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

For the fiscal years ended August 31, 2013 and September 1, 2012, Ernst & Young LLP billed us for their services the fees set forth in the table below. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2013	2012
Audit fees(1)	$1,191,074	$767,471
Audit-related fees(2)	$636,225	$471,300
Tax fees(3)	$64,859	$91,320
All other fees(4)	—	—
Total	$1,892,158	$1,330,091

(1)	Reflects audit fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements, audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting and related opinions, review of financial statements included in our quarterly reports on Form 10-Q, services that were provided in connection with statutory and regulatory filings or engagements and advice on compliance with financial accounting and reporting standards.
(2)	Reflects audit-related fees for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements. The nature of the services performed for these fees was the audit of our 401(k) plan and due diligence services provided in connection with acquisitions.
(3)	Reflects tax fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The nature of the services performed for these fees was for assistance in United Kingdom and United States federal and state tax compliance and state and local tax consultation and tax advice provided in connection with our equity compensation plans.
(4)	Consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services.

Audit Committee Pre-Approval Policy

The Audit Committee is required to pre-approve all audit and non-audit services provided by our independent registered public accounting firm and is not permitted to engage the independent registered public accounting firm to perform any non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, in which case decisions taken are to be presented to the full Audit Committee at its next meeting.

The Audit Committee of the Board has considered whether, and has determined that, the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee oversees the company’s financial accounting and reporting processes and systems of internal controls on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on our website at www.mscdirect.com/corporategovernance. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and the requirements of the New York Stock Exchange listing standards. The current members of the committee are Ms. Goeser and Messrs. Byrnes, Fradin, Kelly and Peller, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent registered public accounting firm performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and expresses an opinion on these consolidated financial statements. In addition, our independent registered public accounting firm expresses its own opinion on the company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the company and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended August 31, 2013, as well as management’s assessment and our independent registered public accounting firm’s evaluation of the effectiveness of our internal controls over financial reporting. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.

The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Oversight Board in Rule 3800T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services performed by our independent registered public accounting firm during fiscal year 2013 and fiscal year 2012 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2013, which was filed with the SEC on October 30, 2013.

Submitted by the Audit Committee of the Board,

Philip Peller (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Denis Kelly

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by or awarded to the following individuals, whom we refer to as the named executive officers or NEOs. This discussion focuses principally on compensation and practices relating to the named executive officers for our 2013 fiscal year.

Name	Position
Erik Gershwind	President and Chief Executive Officer(1)
David Sandler	Former Chief Executive Officer(2)
Jeffrey Kaczka	Executive Vice President and Chief Financial Officer
Thomas Cox	Executive Vice President, Sales
Douglas Jones	Executive Vice President, Global Supply Chain Operations
Eileen McGuire	Executive Vice President, Human Resources

(1)	Mr. Gershwind was elected President and Chief Executive Officer, effective January 1, 2013. Mr. Gershwind previously served as our President and Chief Operating Officer.
(2)	Mr. Sandler retired as Chief Executive Officer and assumed the position of Executive Vice Chairman, effective January 1, 2013.

Executive Summary

Fiscal year 2013 marked an historic year in building the future of our company. We completed the largest acquisition in our history, opened our co-located headquarters in Davidson, North Carolina, and broke ground on our new Customer Fulfillment Center in Columbus, Ohio. In addition, during fiscal year 2013, we continued to invest in our future with growth investments, including increasing our investment in vending solutions, making technology investments to improve our electronic procurement tools, enhancing our e-Commerce platform, and increasing our private brand product offering.

While these infrastructure and growth investments constrained our EPS growth, our focus remains on building the foundation for sustained long-term growth. We are confident that these investments in our future will yield significant revenue and earnings growth as our industry consolidates and as the economy recovers.

Our performance in fiscal year 2013 was further impacted by a difficult economic environment which saw instability in the overall manufacturing sector as well as by continued weakness in the metalworking manufacturing sector. As a result, we experienced a slower sales growth rate for our 2013 fiscal year, as compared to our 2012 fiscal year. Net sales increased 4.3% (6.4% on an average daily sales basis) to $2.46 billion from $2.36 billion in fiscal 2012. Operating income in fiscal 2013 was $385.5 million, representing a decrease of 6.5% from operating income of $412.2 million in fiscal 2012. Our operating income was impacted by our growth investments as well as by $11.6 million of non-recurring transaction and integration costs associated with the Barnes Distribution North America acquisition and $4.3 million of non-recurring operating expenses related to the establishment of our co-located headquarters in Davidson, North Carolina. Diluted earnings per share decreased 8.3% to $3.75 from $4.09 in fiscal 2012. The fiscal 2013 year contained 52 weeks versus 53 weeks in fiscal 2012.

Consistent with our pay-for-performance compensation philosophy, the Compensation Committee of our Board (referred to in this discussion as the Committee) took the following key actions with respect to the compensation of the named executive officers for fiscal 2013:

•	Significantly Lower Annual Incentive Bonus Payouts. As we fell short of the threshold EPS level under our bonus plan, no portion of the 75% “at risk” EPS component of our bonus plan was paid. Based on solid execution of our strategic initiatives for fiscal 2013, the Committee awarded the full discretionary component of our bonus plan equal to 25% of target bonus levels. Bonus payouts for our NEOs were lower than in fiscal 2012 as follows: Mr. Gershwind — 53.5%; Mr. Kaczka — 79.2%; Mr. Cox — 79.2%; Mr. Jones — 79.2%; and Ms. McGuire — 79.2%.

•	Significantly Lower Total Cash Compensation. Total cash compensation was significantly lower on a year-over-year basis as a result of lower bonus payouts for fiscal 2013. Mr. Gershwind’s base salary and bonus target were increased effective upon his appointment to President and Chief Executive Officer, offsetting a portion of the substantial year-over-year reduction in total cash compensation.
•	Total Direct Compensation Generally Below Or Approximates 25th Percentile. We calculate total direct compensation as the sum of base salary, annual incentive bonuses and long-term equity awards granted in respect of performance for the fiscal year. For fiscal 2013, Mr. Gershwind’s total direct compensation was 37.9% below the 25th percentile of the competitive market data and, overall, our NEOs’ total direct compensation generally was below or approximated the 25th percentile of the market data.

The table below illustrates how our pay is aligned with our performance by showing the decrease in total cash compensation for each of our NEOs in fiscal 2013 as compared with fiscal 2012, as well as fiscal 2013 total direct compensation for each of our NEOs and the competitive positioning of our NEOs’ total direct compensation against our competitive market data:

Named Executive Officer	Fiscal 2012 Total Cash Compensation ($)(1)	Fiscal 2013 Total Cash Compensation ($)(1)	Fiscal 2013 Percentage Decrease	Fiscal 2013 Total Direct Compensation ($)(2)	Competitive Positioning of Total Direct Compensation
Erik Gershwind	880,400	800,000	9.1%	1,979,949	<25th percentile
David Sandler(3)	1,926,000	775,000	(3)	775,000		(3)
Jeffrey Kaczka	762,700	472,482	38.1%	1,072,415	approx. 25th percentile
Thomas Cox	595,944	404,391	32.1%	904,365	approx. 25th percentile
Douglas Jones	593,399	413,489	30.3%	963,467	bet. 50th & 75th percentiles
Eileen McGuire	558,175	377,561	32.4%	877,553	approx. median

(1)	Total cash compensation is calculated as the sum of (i) base salary as in effect as of the fiscal year end and based on a 52-week fiscal year with 26 bi-weekly payroll periods and (ii) annual incentive bonus. In the case of Mr. Kaczka, fiscal 2012 total cash compensation includes $100,000 of Mr. Kaczka’s signing bonus in connection with his April 2011 appointment as our Executive Vice President and Chief Financial Officer that was paid in November 2011.
(2)	Total direct compensation is calculated as the sum of (i) base salary (see Note 1 above), (ii) annual incentive bonus and (iii) long-term equity awards granted in October 2013 in respect of performance for fiscal year 2013.
(3)	In connection with Mr. Sandler’s retirement as our Chief Executive Officer effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman and does not participate in our annual incentive bonus plan or receive equity awards under our annual equity award program. Accordingly, the Committee does not benchmark Mr. Sandler’s compensation against our competitive market data. See “— Compensation of Our Executive Vice Chairman” below.

To further align our compensation programs with best practices, we took the following actions:

•	Amendments to 2005 Omnibus Incentive Plan. In November 2012, we amended our 2005 Omnibus Incentive Plan to (i) expressly prohibit option repricing and cash buyouts of underwater options and (ii) prohibit share recycling for options and stock appreciation rights.
•	Elimination of Tax Gross-Ups on CEO Perks. Effective upon the transition of Mr. Sandler to the position of Executive Vice Chairman of the Board on January 1, 2013, Mr. Sandler no longer receives tax gross-up payments for personal use of the company aircraft and other perquisites.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and shareholder value. Our key compensation goals are to:

•	recruit, retain and motivate highly talented executives;
•	align our executives’ interests with those of our shareholders; and
•	provide performance-based compensation that appropriately rewards our executives.

Accordingly, in determining the amount and mix of compensation, the Committee seeks to provide a competitive compensation package, structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term shareholder value, and promote executive retention.

The following table provides information about the key elements of our compensation programs:

Compensation Element	Description	Key Objectives

Base Salary	Fixed Annual Cash	• Attract and retain highly talented executives
• Targeted at or below the median of our competitive market data
• Competitive positioning may vary based upon individual executive’s experience and individual performance

Annual Incentive Bonus	Variable Annual Cash	• Rewards achievement of rigorous diluted EPS growth targets
• Substantially “at risk” with 75% of target bonus earned only if we achieve pre-established diluted EPS targets
• Maximum payout of 150% of target realized only if we achieve diluted EPS significantly higher than target
• Committee retains negative discretion

Long-Term Incentive Compensation	Variable Equity (stock options and restricted shares)	• Aligns our executives’ interests with our shareholders
• Promotes retention
• Annual grants based on company and individual performance for the prior fiscal year
• Restricted shares vest 50% on 3rd anniversary of grant, with 25% vesting on each of the 4th and 5th anniversaries
• Stock options vest 25% on each of the 1st through 4th anniversaries of grant
• Restricted share vesting schedule is significantly longer than median 3-year period of peer companies
• Conservative share usage rate and fully diluted equity overhang

Welfare Benefits and Perquisites	Generally tracks broad-based benefits	• No supplemental life insurance, financial planning, country club memberships or special health benefits

Retirement	401(k) plan	• Executives participate on the same basis as all our associates
• No pension or supplemental retirement plans; no deferred compensation arrangements

The Committee does not maintain policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the company’s key compensation goals set forth above. However, as a general matter, the Committee seeks to utilize equity-based awards to motivate executives to enhance long-term shareholder value and manages the dilutive effects of equity compensation through the company’s share repurchase program.

While compensation levels may differ among NEOs based on competitive factors and the role, responsibilities and performance of each specific NEO, there are no material differences in the compensation philosophies, objectives or policies for our NEOs. However, as executives assume more responsibility, a greater percentage of their total target cash compensation is allocated to annual incentive bonus compensation, and a greater percentage of their total direct compensation is allocated to equity compensation. We do not maintain a policy regarding internal pay equity. However, the Committee considers internal equity as part of its overall review of our compensation programs.

Our executive officers generally do not have employment agreements, and serve at the will of our Board. Similarly, we generally do not enter into severance agreements with, nor do we have established severance arrangements for, our executive officers as part of the terms of their employment. This enables our Board to remove an executive officer, if necessary, prior to retirement or resignation whenever it is in our best interests. When an executive officer retires, resigns or is terminated, our Board exercises its business judgment in approving an appropriate separation or severance arrangement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation from the company. Compensation that may become payable following a change in control of the company is discussed below under “— Change of Control Arrangements.”

Our Board regularly reviews senior level promotion and succession plans and is responsible for succession planning for the CEO position. On October 21, 2010, we announced a long-term succession plan for our Chief Executive Officer. Effective January 1, 2013, Mr. Gershwind succeeded Mr. Sandler as Chief Executive Officer, and Mr. Sandler assumed the position of Executive Vice Chairman.

Alignment with Compensation Best Practices

The Committee regularly reviews our compensation programs, peer company data and best practices in the executive compensation area. In past years, the Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Key features of our compensation programs that align with best practices in executive compensation are:

•	We Benchmark Compensation. We benchmark executive compensation against market data developed by F.W. Cook. Peer companies are reviewed by the Committee annually to assure their appropriateness for benchmarking executive compensation. We generally target the fixed and variable elements of our executives’ compensation at the median of the market data.
•	Our Annual Incentive Bonus Plan Uses Challenging Performance Goals. Our annual incentive cash bonuses are based on rigorous diluted EPS growth targets, with 75% of target bonuses “at risk” and earned only if we achieve pre-established diluted EPS targets. Payout levels are capped at 150% of target bonus amounts and may be earned only when we achieve diluted EPS significantly higher than target.
•	Our Long-Term Equity Grants Have Extended Vesting Periods. Restricted shares vest 50% on the 3rd anniversary of grant, with 25% vesting on each of the 4th and 5th anniversaries. Stock options vest 25% on each of the 1st through 4th anniversaries of grant. These extended vesting periods promote retention and motivate our executives to create sustained, long-term shareholder value.
•	We Maintain a Conservative Share Usage Rate. Our burn rate for fiscal 2013 was 0.8%, at the median of our peer companies; our 3-year average burn rate for fiscal 2011 through fiscal 2013 was 0.9%, between the 25th percentile and median of our peer companies. These figures reflect a more conservative share usage rate than most of our peers.

•	We Do Not Enter Into Severance Agreements; No “Gross-Ups.” Our executives do not have severance agreements other than in connection with a change in control. Our change in control agreements do not provide for any tax “gross-ups.”
•	We Do Not Provide Our Executives with Additional Retirement Benefits. We do not maintain pension plans or supplemental executive retirement plans (SERP), nor do we provide our executives with deferred compensation arrangements.
•	We Have Robust Stock Ownership Guidelines. We have adopted stock ownership guidelines for our executives and other senior officers and non-employee directors. Our Chairman, Executive Vice Chairman and Chief Executive Officer must own shares having a minimum value of six times such individuals’ annual base salaries.
•	We Have a Clawback Policy. We have adopted an incentive compensation recoupment policy (also referred to as a “clawback” policy) which provides our Board with discretion to obtain recoupment of incentive compensation in certain circumstances, including in the event of a significant restatement.
•	We Do Not Allow Hedging or Margin Accounts. We prohibit executives and senior officers from engaging in hedging transactions in company stock, trading options or other derivatives, or pledging company shares in margin accounts.
•	We Have Double-Trigger Equity Vesting in the Event of a Change in Control. Our equity awards do not have “single trigger” accelerated vesting upon a change in control; our unvested equity awards accelerate only if there is both a change in control and if the agreement resulting in the change in control does not provide for the continuation, substitution or assumption of such unvested equity awards.
•	We Do Not Allow Option Repricing or Share Recycling. Our 2005 Omnibus Incentive Plan expressly prohibits option repricing (including cash buyouts) of underwater options and share recycling for options and stock appreciation rights.
•	We Provide Transparent Disclosure. We provide clear and transparent disclosures of our compensation programs and practices, so that our shareholders can understand the elements of our compensation programs, the reasons why we pay them, and how compensation is linked to performance, including our annual incentive performance targets and their achievement.

Shareholder Engagement

In accordance with Section 14A of the Exchange Act, we provide our shareholders with an annual “say on pay” advisory vote on executive compensation. At our 2013 Annual Shareholders Meeting held on January 17, 2013, the advisory vote received the support of 99.6% of the votes cast at the annual meeting.

In its review of our executive compensation programs, the Committee carefully considered the results of the 2013 advisory vote on executive compensation. In addition, following the 2013 Annual Shareholders Meeting, we proactively engaged in a wide-ranging dialogue between management and our major institutional shareholders. We reached out to our 25 largest institutional shareholders and had discussions with governance and other representatives of institutional shareholders representing approximately 34.5% of the shares of our Class A common stock. This dialogue provided an excellent opportunity to communicate our compensation philosophy and discuss the linkage between our compensation programs, our business strategy and long-term financial and operating performance. We also benefited by obtaining a deeper understanding of the corporate governance and other views of our major institutional shareholders.

We are committed to continued engagement between shareholders and the company, both through the formal say on pay advisory vote as well as an informal dialogue with our major institutional shareholders. As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The Committee will consider feedback from our shareholders along with the results of the advisory vote as it completes its annual review of each pay element and the total compensation packages for our named executive officers with respect to the next fiscal year.

Compensation Committee

The Committee is directly responsible for determining, in consultation with our Board, the goals and objectives of our executive compensation programs and for the ongoing review and evaluation of our compensation programs to determine whether our compensation programs are achieving their intended objectives. The Committee also evaluates the design and mix of our compensation programs and makes adjustments, as appropriate, to manage risk. In consultation with our Board, the Committee has primary responsibility for overseeing and approving all compensation matters relating to, and setting the compensation levels of, the named executive officers and all of our other executive officers and senior officers. The Committee also administers our equity compensation plans. Members of management and independent consultants provide input and recommendations to the Committee, but decisions are ultimately made by the Committee.

How Compensation Decisions are Made

In August of each year, the Committee receives a formal presentation from its independent compensation consultant, who report to the Committee on the competitiveness of the company’s compensation programs, as well as its alignment with the company’s compensation objectives. Based on the benchmarking data prepared by the Committee’s independent compensation consultants and the consultants’ evaluation of the company’s compensation programs, the Human Resources department of the company, with input from our Chief Executive Officer and Chief Financial Officer, prepares recommendations for our annual cash bonus program for the upcoming fiscal year and equity award grants to be made in respect of performance for the prior fiscal year. The Committee generally meets in September to review and consider the preliminary recommendations prepared by the Human Resources department and makes its final compensation decisions at its October meeting when the company’s fiscal year financial results are being considered by our Board. At its October meeting, the Committee also reviews achievement of the prior fiscal year’s annual cash bonus program and approves the annual bonus payouts. Base salary adjustments are made for our executive officers and other senior officers at the time of their individual performance reviews. Depending on company or individual circumstances, the Committee also may make other compensation decisions during the year.

Compensation Consultants

The Committee has the sole authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. Beginning in 2009, the Committee has relied on competitive market data and analysis prepared by its independent compensation consultant, Frederic W. Cook & Co., Inc. (referred to in this discussion as F.W. Cook). To assist the Committee with its compensation decisions, F.W. Cook recommends to the Committee peer companies and general industry survey data for benchmarking, and provides competitive compensation data, benchmarking and analysis relating to the compensation of our Chief Executive Officer and other executives and senior officers based on such market data. As explained above in the section “— How Compensation Decisions are Made,” the Committee generally evaluates base salary and target bonuses at the beginning of the fiscal year and makes decisions on equity compensation awards (as well as final annual bonus payouts) after the end of the fiscal year. Equity awards were granted in October 2012 in respect of fiscal 2012 performance and in October 2013 in respect of fiscal 2013 performance.

F.W. Cook also furnishes the Committee with competitive compensation data for outside directors. Other than executive and director compensation consulting services provided to the Committee, F.W. Cook has not provided any other services to the company and will not provide any other services to the company without the approval of the Committee.

Competitive Positioning

In determining the amounts of base salary, incentive cash bonus opportunities and stock-based compensation for the named executive officers (other than our Executive Vice Chairman’s current compensation), and other executive officers and senior officers, the Committee reviewed and benchmarked the compensation levels of the named executive officers and other executive officers and senior officers against market data developed by F.W. Cook. Market data developed by F.W. Cook was comprised of peer group compensation data for the CEO, CFO and three other most highly compensated executives, as reported in the proxy statements of peer companies, together with compensation data by functional position derived from two third-party general industry surveys. Survey data for each position was collected based on functional matches within a revenue range comparable to the company. For our named executive officers (other than our Executive Vice Chairman), F.W. Cook gave one-third weighting to the peer company proxy compensation data and one-third weighting to the data from each of the two general industry surveys. In the case of Mr. Thomas Cox, one of the general industry surveys did not have relevant information, and accordingly, F.W. Cook gave equal weighting to the peer company proxy compensation data and the applicable general industry survey. The Committee believes that the competitive market data compiled by F.W. Cook provides an appropriate benchmarking resource. In addition, by balancing the peer company data with compensation data from two broad general industry surveys, the Committee believes that the benchmarking data is more representative and less subject to distortion. The two broad general industry surveys selected in 2012 and 2013 are the same.

In developing the peer group of companies, F.W. Cook consults with the company’s Human Resources department and the Chairman of the Committee to identify companies similar to the company in size and business mix. In June 2013, F.W. Cook recommended, and in August 2013, the Committee approved the following changes in the peer companies:

•	Interline Brands, Inc. and PSS World Medical, Inc. were removed from the peer group because these companies were acquired and are no longer publicly owned;
•	Anixter International Inc., DXP Enterprises, Inc. and MRC Global Inc. were added to the peer group based on size, business comparability and a “peer of peers” analysis; and
•	BlueLinx Holdings Inc. and H&E Equipment Services, Inc. were removed from the peer group because of their smaller market capitalizations.

The current peer group is listed in the chart below, together with comparative information about revenue, net income, market capitalization, total assets and number of employees. As discussed below, the current peer group was used in the competitive market data used by the Committee to determine equity awards in October 2013 in respect of fiscal year 2013 performance and to evaluate actual fiscal 2013 compensation. The data in the table below is based on publicly available information as reported in SEC filings made prior to August 2013 and was the material presented by F.W. Cook to the Committee in August 2013. The company’s revenue and total assets are between the 25th percentile and median of the peer group; and the company’s net income and market capitalization are above the 75th percentile of the peer group:

(dollars in millions)

Company	Revenue(1)	Net Income(1),(2)	Total Assets(3)	Market Cap(4)	Employees(5)
Airgas, Inc.	$4,980	$335	$5,588	$7,569	15,000
Anixter International Inc.	6,224	113	2,969	2,726	8,300
Applied Industrial Technologies, Inc.	2,442	118	1,036	2,198	4,664
Beacon Roofing Supply, Inc.	2,089	71	1,292	1,986	2,712
DXP Enterprises, Inc.	1,135	53	576	982	2,817
Fastenal Company	3,214	438	1,993	14,555	15,145
Kaman Corporation	1,597	52	1,136	1,025	5,007
Lawson Products, Inc.	276	(3)	171	105	1,550
MRC Global Inc.	5,493	127	3,318	2,727	4,780
Patterson Companies, Inc.	3,637	210	2,682	4,317	7,059
Rush Enterprises, Inc.	3,024	48	1,972	985	4,372
ScanSource, Inc.	2,919	68	1,158	993	1,500
United Natural Foods, Inc.	5,766	101	1,751	2,890	7,000
Watsco, Inc.	3,620	120	1,913	3,234	4,600
WESCO International, Inc.	7,003	239	4,636	3,343	9,000
W.W. Grainger, Inc.	9,169	741	5,030	18,218	22,400

Company	Revenue(1)	Net Income(1),(2)	Total Assets(3)	Market Cap(4)	Employees(5)
Summary Percentiles: 16 Companies
75th Percentile	$5,561	$218	$3,056	$3,586	8,475
Median	3,417	116	1,943	2,727	4,894
25th Percentile	2,353	64	1,153	1,017	3,983
MSC Industrial Direct(6)	$2,419	$251	$1,919	$5,132	4,982
– Percentage rank	26%	81%	47%	82%	53%

(1)	Determined as of the most recently reported four fiscal quarters ended prior to August 2013.
(2)	Excludes extraordinary items and discontinued operations.
(3)	Determined as of the most recently reported fiscal quarter end prior to August 2013.
(4)	Determined as of July 31, 2013, as calculated by a third party vendor.
(5)	Determined as of the most recently reported fiscal year end prior to August 2013.
(6)	Data for MSC is with respect to the four fiscal quarters ended June 1, 2013, the company’s last quarter ended prior to August 2013.

Competitive market data prepared by F.W. Cook in late fiscal 2012 was used by the Committee for the following purposes:

•	to benchmark base salary adjustments for fiscal year 2013;
•	to determine equity awards granted in October 2012 in respect of fiscal year 2012 performance;
•	to benchmark threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2013; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2012 compensation. In this regard, the Committee evaluated fiscal year 2012 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2012 performance, and (iii) the October 2012 equity awards granted in respect of fiscal year 2012 performance.

Competitive market data prepared by F.W. Cook in late fiscal 2013 was used by the Committee for the following purposes:

•	to determine equity awards granted in October 2013 in respect of fiscal year 2013 performance; and
•	as part of the Committee’s evaluation of whether the operation of the company’s overall compensation programs achieved their desired objectives based upon actual fiscal year 2013 compensation. In this regard, the Committee evaluated fiscal year 2013 total direct compensation as the sum of (i) base salary, (ii) the annual cash incentive bonus paid in respect of fiscal year 2013 performance, and (iii) the October 2013 equity awards granted in respect of fiscal year 2013 performance.

In addition, the Committee uses the 2013 F.W. Cook market data to benchmark base salary adjustments for fiscal year 2014, if warranted, and to determine threshold, target and maximum award opportunities under our annual cash incentive bonus program for fiscal year 2014.

The Committee generally seeks to set annual base salary, total target cash compensation (the sum of base salary and target annual bonus) and total target direct compensation (the sum of total target cash compensation and long-term equity compensation) based on achievement of target company performance goals at the median, or 50th percentile, of the market data. Maximum total cash compensation (the sum of base salary and maximum annual bonus) and maximum total direct compensation (the sum of maximum total cash compensation and long-term equity compensation) generally are targeted to approximate the 75th percentile of the market data only when the company significantly overachieves its performance goals. The Committee believes that this competitive positioning is consistent with the goals of the company’s compensation programs, by linking pay to performance and providing top-tier compensation only when the company achieves superior performance.

Secondary Comparative Compensation Data

As secondary comparative compensation data for our named executive officers, the Committee also reviewed the median and average compensation levels of the named executive officers at a geographic peer group comprised of five public companies whose headquarters are located on Long Island, New York. F.W. Cook compiled data derived from the most recent proxy statements of these companies. The Committee does not benchmark compensation against this peer group and uses this data only for reference purposes and as additional validation of the primary market data used for benchmarking. In reviewing the data, the Committee noted that fiscal 2013 total direct compensation for our named executive officers was significantly below the 25th percentile of the geographic peer group.

The geographic peer group is comprised of the following companies:

Arrow Electronics, Inc.	Cablevision Systems Corporation
CA, Inc.	Henry Schein, Inc.
Pall Corporation

Role of Executive Officers in Compensation Decisions

As part of its process, the Committee meets with our Chief Executive Officer, our Chairman and our Executive Vice Chairman to obtain recommendations with respect to the structure of our compensation programs and compensation decisions, including the performance of individual executives. The Committee obtains our Chairman’s and Executive Vice Chairman’s input on the compensation of our Chief Executive Officer and our Chief Executive Officer provides the Committee with input on the compensation of the other named executive officers (other than our Executive Vice Chairman) and other executive officers and senior officers. Our Executive Vice President, Human Resources collects and analyzes relevant data, including comparative compensation data prepared by F.W. Cook, which is used by the Committee to make compensation decisions.

Fiscal Year 2013 Executive Compensation

Summary of Fiscal Year 2013 Compensation Decisions

The Committee believes that management performed well in executing our strategy during fiscal year 2013 and positioning the company for future revenue and earnings growth. During fiscal 2013, the company completed the largest acquisition in our history, opened our co-located headquarters in Davidson, North Carolina, and broke ground on our new Customer Fulfillment Center in Columbus, Ohio. In addition, during fiscal year 2013, we continued to invest in our future with growth investments, including increasing our investment in vending solutions, making technology investments to improve our electronic procurement tools, enhancing our e-Commerce platform, and increasing our private brand product offering. These infrastructure and growth investments, as well as a soft manufacturing sector, constrained earnings growth. As a result, we fell short of the threshold EPS level under our annual bonus plan and no portion of the 75% “at risk” EPS component of our bonus plan was paid. Consistent with the Committee’s compensation philosophy, base salaries generally remained below the median level of the market data. In light of Mr. Gershwind’s recent promotion to the position of Chief Executive Officer, his base salary was set at below the 25th percentile of the market data. Equity awards granted to our NEOs in October 2013 were set at levels to result in total direct compensation at below the 25th percentile of the market data for Mr. Gershwind, to approximate the 25th percentile of the market data for Messrs. Kaczka and Cox, to approximate the median of the market data for Ms. McGuire, and to be between the median and 75th percentile of the market data for Mr. Jones.

Total cash compensation for our Chief Executive Officer in fiscal 2013 was 9.1% lower than his total cash compensation in fiscal year 2012, and was 49.9% below the 25th percentile of the market data. The substantial reduction in Mr. Gershwind’s total cash compensation on a year-over-year basis was offset in part by the increase in his base salary and bonus target upon his promotion to Chief Executive Officer during fiscal 2013. Total cash compensation for Mr. Kaczka in fiscal 2013 was 38.1% lower than in fiscal 2012 and was 25.9% below the 25th percentile of the market data. Total cash compensation for Mr. Cox in fiscal 2013 was 32.1% lower than in fiscal 2012 and was 32.6% below the 25th percentile of the market data. Total cash compensation for Mr. Jones in fiscal 2013 was 30.3% lower than in fiscal 2012 and was 12.0% below the 25th percentile of the market data. Total cash compensation for Ms. McGuire was 32.4% lower than in fiscal

2012 and was 12.4% below the 25th percentile of the market data. Based on company and individual performance, the Committee believes that compensation levels for fiscal year 2013 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

Compensation of our Executive Vice Chairman

On October 25, 2012 we announced that Mr. Gershwind had been elected President and Chief Executive Officer, effective January 1, 2013, completing our long-term CEO succession announced in October 2010. As part of our succession planning, Mr. Sandler assumed the position of Executive Vice Chairman of the Board. Mr. Sandler’s annual base salary as Executive Vice Chairman is $775,000, and Mr. Sandler does not participate in our annual incentive bonus plan. In addition, as discussed below, Mr. Sandler does not receive equity awards under our annual equity award program. Mr. Sandler otherwise is entitled to participate in all of the benefit plans generally available to our associates. The Committee has determined that Mr. Sandler’s base salary and benefits properly compensate Mr. Sandler for his ongoing leadership and his years of experience serving the company and does not benchmark Mr. Sandler’s compensation against market data.

As part of the Board’s long-term succession planning, on October 19, 2010, the Committee approved a special grant of 183,418 restricted stock units to Mr. Sandler with a grant date value of $9,999,949. Each restricted stock unit represents the right to receive a share of MSC stock upon satisfaction of certain performance and service conditions. The performance condition required that the company have at least $125 million of net income during either fiscal 2011 or fiscal 2012, and was satisfied by fiscal 2011 performance. As the performance condition has been satisfied, two-thirds of the RSU Award will vest if Mr. Sandler continues to serve as Executive Vice Chairman of the Board until December 31, 2014 and as interim Chief Executive Officer at the request of the Board at any time until such date in the event that Mr. Sandler’s successor, Mr. Gershwind, is no longer serving as Chief Executive Officer for any reason. The remaining one-third of the RSU Award will vest if Mr. Sandler satisfies the aforementioned service condition and continues to serve as Executive Vice Chairman of the Board for an additional period of two years. The service condition also initially required Mr. Sandler to continue to serve as Chief Executive Officer through December 31, 2012, subject to such date being accelerated or extended by the Board. All restricted stock units that vest, including dividend equivalents on the vested portion of the grant, are settled in shares of the company’s common stock.

The Committee made this special grant of restricted stock units to Mr. Sandler in order to promote an orderly succession by helping to assure the retention of Mr. Sandler, as well as to incentivize Mr. Sandler to provide succession services. In structuring the RSU Award, the Committee worked with F.W. Cook. F.W. Cook provided the Committee with competitive data in order to determine the size of the award and the vesting terms. The Committee believes that the RSU Award was competitive and appropriate to achieve the company’s long-term succession goals. In determining the amount and form of the award, the Committee also determined that Mr. Sandler would not receive annual equity incentive awards that Mr. Sandler otherwise would have been eligible to receive in October 2010 and subsequent years and structured the award, in part, to replace these annual equity incentive awards. The RSU Award is subject to the clawback provisions of our Executive Incentive Compensation Recoupment Policy. See “Executive Incentive Compensation Recoupment Policy” below.

Elements of Compensation

We allocate compensation among the following components for our named executive officers (other than our Executive Vice Chairman):

•	base salary;
•	annual incentive cash bonuses;
•	stock-based compensation in the form of stock options and restricted shares; and
•	other benefits.

NEO Compensation Showing Equity Awards Granted for Fiscal 2013 Performance

As described in more detail in “— Long-Term Stock-based Compensation” below, the Committee’s practice is to grant equity-based awards annually in respect of the prior fiscal year’s performance to achieve the desired total direct compensation for the prior fiscal year. The table below shows the components of total direct compensation for fiscal 2013, based on restricted shares and options granted in October 2013 in respect of fiscal

2013 performance. This table is presented to show the compensation actions taken by the Committee with respect to fiscal year 2013. The table differs substantially from the Summary Compensation Table on page 41 of this proxy statement and is not a substitute for the information presented in the Summary Compensation Table.

Named Executive Officer	Base Salary ($)(1)	Annual Incentive Cash Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Total Direct Compensation ($)
Erik Gershwind	600,000	200,000		499,962		679,987		1,979,949
David Sandler	775,000	—	(3)	—	(3)	—	(3)	775,000
Jeffrey Kaczka	420,240	52,242		249,940		349,993		1,072,415
Thomas Cox	352,149	52,242		199,985		299,989		904,365
Douglas Jones	364,241	49,248		199,985		349,993		963,467
Eileen McGuire	328,313	49,248		259,997		239,995		877,553

(1)	Base salary reflects base salary levels as of the fiscal year end.
(2)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us on October 23, 2013, calculated in accordance with FASB ASC Topic 718.
(3)	On October 19, 2010, and as part of the Board’s long-term succession planning, Mr. Sandler received a special grant of 183,418 restricted stock units with a grant date value of $9,999,949. Beginning in October 2010, Mr. Sandler has not participated in the annual equity award program. In addition, effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman and no longer participates in the annual incentive bonus plan.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions, as well as salaries paid to the executives’ peers within the company. Base salaries are typically adjusted each year in connection with the executives’ performance evaluations to take into account competitive market data, individual performance and promotions or changed responsibilities. The Committee seeks to target base salary levels at or below the median of the market data. However, in individual cases, base salary levels may differ based upon the executive’s experience, individual performance and other considerations. In connection with Mr. Gershwind’s promotion to Chief Executive Officer effective January 1, 2013, Mr. Gershwind’s base salary was increased to $600,000. Messrs. Kaczka’s, Cox’s and Jones’ and Ms. McGuire’s base salaries were increased by 2%. Base salary levels generally remained below the median of the market data.

Annual Incentive Bonus Program

Our annual incentive cash bonus program has two components: a performance component based on achievement of earnings per share levels, and a discretionary component based on the Committee’s qualitative evaluation of management achievement of strategic business initiatives and individual performance. Key elements of the program are as follows:

•	achievement of threshold, target and maximum bonus awards for the performance component is based on achievement of adjusted diluted earnings per share levels;
•	threshold, target and maximum bonus award levels are set at dollar amounts based on competitive benchmarking;
•	up to 25% of an executive’s target bonus is subject to the Committee’s discretionary evaluation of qualitative factors, including execution of our service model, achievement of strategic business initiatives and individual performance;
•	maximum bonus payout is 150% of target;

•	for the performance component, the threshold EPS level is set at 90% of target EPS with incremental dollar payouts for each penny of additional EPS between threshold and target EPS levels;
•	for achievement of EPS between target and maximum levels, each penny of additional EPS results in an incremental bonus payout; and
•	the Committee retains negative discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance.

Fiscal 2013 Annual Incentive Awards for NEOs

For fiscal year 2013, the Committee established target payouts based upon the achievement of adjusted diluted earnings per share of $4.38. The fiscal 2013 plan was designed to provide for target payouts based on achievement of adjusted EPS that was aligned with our business plan but that required excellent execution on the part of management to offset the dilutive effect of significant planned investment spending and an expected softening economy. The Committee recognized that the business plan for fiscal 2013 called for significant investment spending to position the company for future growth and that the macro-economic environment continued to present significant challenges. Nevertheless, because the target adjusted EPS represented a 10% year-over-year growth rate as compared with higher growth targets used for the bonus plan in recent years, the 2013 plan did not provide for any incremental bonus for achievement of adjusted EPS at levels between 10.1% and 15.1% growth. As a result, the 2013 plan required exceptional performance in a challenging environment for executives to be eligible for bonuses above target levels. In calculating the year-over-year targets, the Committee adjusted fiscal 2012 adjusted EPS to account for fiscal 2012 being a 53-week year.

For the named executive officers, the following bar graph shows the payout levels as a percentage of target bonus at different levels of adjusted EPS (and the corresponding year-over-year adjusted EPS growth), assuming payout of the discretionary component (25% of the target bonus):

Based on adjusted diluted EPS of $3.86 in fiscal 2013, the named executive officers did not earn any portion of the “at risk” EPS performance component of the annual incentive bonus plan. Based on the Committee’s evaluation of management’s execution of the strategic business initiatives described below, the Committee determined to pay the full discretionary component equal to 25% of target.

The Committee retains discretion to reduce annual bonus payouts below the amounts otherwise payable based on EPS performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in EPS. As we fell short of the threshold EPS payout level, the Committee did not make any such adjustments for fiscal year 2013.

Each year, the Committee establishes the values of threshold, target and maximum award opportunities under the annual incentive bonus program. The values of these opportunities are based on comparative compensation data as discussed above under “— Competitive Positioning.” Generally, target bonuses are established so that the executive’s target total cash compensation trends toward the median of the market data, with maximum bonuses intended to position the executive’s total cash compensation at approximately the 75th percentile of the market data. For fiscal 2013, Mr. Gershwind’s target bonus and total target cash compensation were set to approximate the 25th percentile of the market data based on Mr. Gershwind’s recent promotion to Chief Executive Officer effective January 1, 2013. For threshold, target and maximum dollar amounts of incentive bonus award opportunities under our annual incentive bonus program for the named executive officers, please see the Fiscal Year 2013 Grants of Plan-Based Awards table beginning on page 43 of this proxy statement.

In calculating diluted EPS for purposes of determining bonus payouts, we determined at the beginning of fiscal 2013 to exclude certain non-recurring acquisition-related expenses, the effects (positive or negative) of acquisitions that weren’t in our business plan, and non-recurring relocation costs associated with the co-location of the company’s headquarters in Davidson, North Carolina. The after-tax effect of excluding these items was an increase of $0.11. Consistent with prior practice, the Committee excludes items which it determines are not related to the company’s ongoing operational performance so that non-recurring items do not interfere with the incentive purpose of the annual bonus program and to achieve comparability of the annual bonus program on a year-to-year basis.

Annual bonus awards for the named executive officers were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to the Committee’s exercise of discretion to reduce the actual payouts. Consistent with the Committee’s policy, the Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2013 annual incentive bonus program.

For the discretionary component of the annual incentive bonus program, with the participation of senior management, the Committee establishes annual strategic business initiatives at the beginning of each fiscal year, which are aligned with the company’s five-year business plan. Achievement of these strategic initiatives is tracked regularly by management and management reports to our Board and the Committee on a quarterly basis. The Committee believes that this component of the annual incentive bonus program serves to focus management on the achievement of our long-term business strategies. For fiscal year 2013, strategic initiatives included the following:

•	enhancing our e-Commerce platform and increasing website sales;
•	expanding our vending machines solutions and customer penetration;
•	executing on the co-location of our headquarters in Davidson, North Carolina;
•	adding to our private brand product offering and increasing private brand sales;
•	improving our supply chain management; and
•	achieving procurement cost savings.

The Committee also evaluates individual performance as part of the discretionary component of the annual incentive bonus program. The individual performance factors considered under the discretionary component of the annual incentive bonus program are the following:

•	the executive’s contribution to team achievement of strategic business initiatives in which he or she participates;
•	the executive’s level of responsibility;

•	the executive’s exhibited individual initiative; and
•	the executive’s effectiveness in managing his or her direct reports or staff members.

The Committee believes that bonuses awarded under our annual incentive bonus program appropriately reflected the company’s performance and appropriately rewarded the performance of the named executive officers.

Long-Term Stock-based Compensation

At its October 2012 and 2013 meetings, the Committee approved annual equity awards, including awards to the named executive officers and other executive officers and senior officers. As noted above, Mr. Sandler no longer participates in the annual equity award program. The Committee’s practice is to grant awards annually at its October meeting at the time our Board reviews financial results for the prior fiscal year. The annual grants are made in respect of the prior fiscal year’s performance and are used by the Committee to achieve the desired total direct compensation for the prior fiscal year.

The Committee grants stock options and restricted shares under our 2005 Omnibus Incentive Plan in order to provide competitive compensation, promote retention, and to align the interests of our executives with those of our shareholders. We believe that providing combined grants of stock options and restricted shares effectively focuses our executives on delivering long-term value to our shareholders. Stock options motivate our executives to increase shareowner value because the options only have value to the extent the price of MSC stock on the date of exercise exceeds the stock price on the date of grant, and thus compensation is realized only if the stock price increases over the term of the award. Restricted share awards reward and retain the executives by offering them the opportunity to receive MSC shares on the date the restrictions lapse so long as they continue to be employed by the company. The Committee does not have a policy on allocating between options and restricted stock awards, but seeks to balance the retentive value of restricted stock awards which have a more stable value as compared with options.

The Committee’s policy in recent years has been to provide for vesting in four equal increments on each of the first four anniversary dates of the date of grant for stock options with terms of seven years. For grants of restricted stock, the Committee’s policy has been to provide for vesting in three increments, with 50% of the grant vesting on the third anniversary and 25% vesting on each of the fourth and fifth anniversaries. The Committee believes that, since these vesting periods are longer than vesting periods typically found among our competitors, this aspect of our equity compensation package promotes executive retention and management stability, and fosters focus on long-term growth aligned with building shareholder value.

In granting equity awards, the Committee takes into consideration the dilutive effect on earnings to all of our shareholders once the shares are issued or vested, and seeks to mitigate this effect by repurchasing shares from time to time under our stock buyback program. The Committee also evaluates and benchmarks its annual equity grants as a percentage of outstanding shares and the fully diluted overhang of outstanding equity awards plus shares available for grant. Our burn rate (or the number of shares of Class A common stock subject to equity awards granted during the fiscal year as a percentage of the weighted-average outstanding shares of Class A common stock) for fiscal 2013 was 0.8%, at the median of our peer companies; our 3-year average burn rate for fiscal 2011 through fiscal 2013 was 0.9%, between the 25th percentile and median of our peer companies; these figures reflect a more conservative share usage rate than most of our peers. Our fully diluted equity overhang as of the fiscal 2013 year end is slightly above the 25th percentile of our peer companies.

As discussed below under “— Change of Control Arrangements,” the vesting of outstanding stock options and the lapse of restrictions on restricted stock only accelerate if there is both a change of control of the company and if such awards are not continued, assumed or substituted in connection with the transaction. Because there is no acceleration of awards unless the awards otherwise would be terminated following a change in control, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Grants During Fiscal Year 2013 (in Respect of Fiscal Year 2012 Performance)

The number of stock options and restricted shares granted to the named executive officers in fiscal year 2013, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Fiscal Year 2013 Grants of Plan-Based Awards table beginning on page 43 of this proxy statement. These equity awards were granted in respect of fiscal year 2012 performance. Equity awards granted in October 2012 were based on overall company and individual performance of the named executive officers, and resulted in total direct compensation levels determined by the Committee. As discussed above, Mr. Sandler no longer participates in our annual equity award program. For fiscal year 2012, the company achieved adjusted diluted earnings per share of $4.10, which represented year-over-year growth of 19.5%. Total direct compensation in fiscal 2012 for Messrs. Gershwind and Kaczka was below the median of the competitive market data and approximated the 75th percentile of the market data for Messrs. Cox and Jones and Ms. McGuire.

Grants During Fiscal Year 2014 (in Respect of Fiscal Year 2013 Performance)

The number of stock options and restricted shares granted to the named executive officers in fiscal year 2013, and the grant-date fair value of these awards determined in accordance with FASB ASC Topic 718, are shown in the Equity Awards Granted in the First Quarter of Fiscal Year 2014 table beginning on page 44 of this proxy statement. These equity awards were granted in respect of fiscal year 2013 performance. Equity awards granted in October 2013 were based on overall company and individual performance of the named executive officers, and resulted in total direct compensation below the 25th percentile of the competitive market data for Mr. Gershwind, approximating the 25th percentile for Messrs. Kaczka and Cox, between the 50th and 75th percentiles of the market data for Mr. Jones, and approximating the median of the market data for Ms. McGuire. As discussed above, Mr. Sandler no longer participates in our annual equity award program (or annual incentive bonus plan) and his compensation is not benchmarked against the competitive market data.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price on the date of grant. Our current policy is that options and restricted share awards to executive officers and other senior officers are granted on an annual basis at the October meeting of the Committee, which occurs when our Board reviews annual financial results and when the Committee completes its annual compensation review process. The approval process specifies:

•	the individual receiving the grant;
•	the dollar value of stock options, with the number of options to be determined based on a Black-Scholes valuation; and
•	the dollar value of restricted shares, with the number of restricted shares to be determined based on the closing price of our shares on the date of grant.

Grants for associates other than officers also are approved by the Committee and the Committee does not delegate authority for making grants to any member of management. Our current policy provides that off-cycle grants and promotion and new hire grants may be approved at regularly scheduled or special meetings. We do not time our equity award grants relative to the release of material non-public information.

Hedging Policy; Pledging

Under our insider trading policy, short-selling, margin transactions, trading in exchange-traded options and engaging in hedging transactions such as prepaid variable forward contracts, are prohibited. Our insider trading policy also prohibits pledging shares in margin accounts.

Benefits and Perquisites

We provide our executives with certain health and insurance benefits, as well as travel and other perquisites. Our executives can participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of a participant’s contributions), our Associate Stock Purchase Plan and our health benefit and insurance programs on the same basis as all our associates. In connection with the co-location of our corporate headquarters in Davidson, North Carolina, we reimbursed Ms. McGuire and Mr. Jones for certain relocation expenses incurred by them in connection with their relocation to Davidson. See “Executive Compensation — Summary Compensation Table” beginning on page 41 of this proxy statement (and the “all other compensation” table at footnote 6 thereto) for additional detail and quantification of these benefits. We also provide our executives with either a car allowance or a leased vehicle. Generally, our travel policies provide that executives travel coach class (domestic) and business class (international) on company business and pay the travel and related expenses of any family member that may accompany them. Effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman of the company and is no longer eligible for personal use of the company aircraft or to receive the automobile, housing and travel allowance he received as Chief Executive Officer, or to continue to receive tax gross-ups.

We do not provide any other executive perquisites such as supplemental life insurance, financial planning, country club membership, or special health benefits.

Change of Control Arrangements

All of our current named executive officers are parties to “change in control” severance arrangements, other than Mr. Sandler, whose change in control agreement terminated on December 31, 2012. For a description of our executives’ change in control agreements, see the section entitled “Executive Compensation  — Potential Payments Upon Termination or Change in Control” beginning on page 47 of this proxy statement.

We believe that such arrangements are important to promote the stability of our business and our key personnel during the transition period following a change in control transaction, and to keep our executives focused on the business rather than on their employment prospects. These arrangements serve to assure the retention of key executives in order to successfully execute a change of control transaction. To this end, the change of control benefits only are provided if the executive remains with the company through the change of control and is terminated or his duties are substantially changed, commonly referred to as a “double trigger.” See the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Change in Control Agreements” beginning on page 47 of this proxy statement. We do not have any other severance arrangements with our named executive officers, other than as provided in Mr. Sandler’s restricted stock unit award discussed in such section and in respect of the operation of the acceleration features of our equity plans discussed below.

As discussed in more detail in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Equity Award Plans” beginning on page 49 of this proxy statement, since January 2006, all stock options and restricted stock awards have been made under our 2005 Omnibus Incentive Plan. Under our 2005 Omnibus Incentive Plan, in the event of a change in control transaction pursuant to a merger agreement, outstanding stock options and restricted stock awards shall be continued, assumed or substituted if so provided in the merger agreement. In the absence of a merger agreement which addresses the effects of a change of control, the vesting of outstanding options shall accelerate and the restrictions applicable to all restricted stock awards shall lapse and all such awards shall be settled at a change of control price, which is generally defined as the highest price paid in a tender offer or merger transaction. The Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted shares in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other associates in transactions which are not approved by our Board. Because there is no acceleration of awards unless the awards otherwise would be terminated, we consider our outstanding equity awards to be subject to “double trigger” accelerated vesting.

Executive Incentive Compensation Recoupment Policy

Upon recommendation of the Committee, our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers all executive officers of the company, as well as the company’s corporate controller, and applies to incentive awards under our annual incentive compensation plan and equity awards under our equity plans, granted or awarded after the adoption of the Policy. The policy provides our Board with discretion to obtain recoupment of awards as follows:

•	in the event of a significant restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”), the Board may recoup cash incentive bonuses and equity awards that were paid or that vested to the extent that the amount paid or that vested would have been lower if the financial results had been properly reported;
•	in the event of a Restatement where a covered officer engaged in misconduct that caused or partially caused the need for the Restatement, the Board may take any or all of the following actions with respect to such covered officer: (i) recoup all cash incentive bonuses and equity awards that were paid or that vested based upon the achievement of financial results that were subsequently reduced due to the Restatement, (ii) cancel outstanding equity awards, (iii) recoup any shares received from the vesting or exercise of equity awards, and (iv) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards; and

•	in the event that following termination of employment, a covered officer breaches his or her non-competition, non-solicitation or non-disclosure covenants owed to the company, the Board may take any or all of the following actions with respect to such covered officer: (i) cancel outstanding equity awards, (ii) recoup any shares received from the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment, and (iii) recoup any net proceeds from any sale of shares upon or following the vesting or exercise of equity awards during the period beginning two years before and ending two years after the covered officer’s termination of employment.

The Board only may seek recoupment in cases of a Restatement if either the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated, or the Audit Committee of the Board shall have taken steps to consider a Restatement prior to the end of such 36 months and the Restatement occurs within 48 months of the publication of the audited financial statements.

In the event of a change in control, as defined in our 2005 Omnibus Incentive Plan, the company’s right to seek recoupment shall terminate.

Executive Stock Ownership Guidelines

To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted stock ownership guidelines for all of our executive officers. The ownership guidelines provide for our Section 16 executive officers to own a minimum number of shares, which (i) for each of our Chairman, Executive Vice Chairman and Chief Executive Officer, is the number of shares having a value equal to at least six times such individual’s annual base salary, (ii) for our Chief Operating Officer, is the number of shares having a value equal to at least four times such executive’s annual base salary, (iii) for any Executive Vice President, is the number of shares having a value equal to at least three times such executive’s annual base salary, (iv) for any Senior Vice President, is the number of shares having a value equal to at least two times such executive’s annual base salary, and (v) for any Vice President, is the number of shares having a value equal to at least one times such executive’s annual base salary. All shares held by our executives, including unvested restricted shares and restricted stock units but not including shares underlying unexercised stock options, count toward these guidelines. The guidelines provide for our executives to reach these goals within the later of five years from the date on which the guidelines were adopted or five years from the date on which the executive is appointed. Once an executive has attained his or her minimum ownership requirement, he or she must maintain at least that level of ownership. If an executive has not satisfied his or her proportionate minimum stock ownership guideline, the executive must retain an amount equal to 100% of the net shares received as a result of the exercise of stock options or the vesting of restricted shares or restricted stock units. All of our executive officers and our Non-Executive Chairman are in compliance with their current stock ownership guidelines. In addition to our stock ownership guidelines, we believe that the extended vesting provisions of our options and restricted stock awards for our executives properly align their interests with those of our shareholders, and encourage and incentivize long-term planning and strategic initiatives to enhance shareholder value.

Federal Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to our Chief Executive Officer and the three other most highly compensated executive officers (excluding our Chief Financial Officer). We design our compensation programs to consider the effect of Section 162(m) together with the objectives of our compensation programs. Stock options granted under our equity compensation plans are intended to qualify as performance-based compensation for purposes of Section 162(m), but annual restricted share awards under such plans do not qualify as performance-based compensation, and are therefore subject to the $1 million limit on deductible compensation. Annual cash bonuses under our fiscal year 2013 annual cash incentive program were made under our shareholder-approved 2005 Omnibus Incentive Plan and are intended to qualify as performance-based compensation for purposes of Section 162(m). Although the Compensation Committee may determine it necessary to pay non-deductible compensation to achieve our executive compensation objectives, we do not anticipate that we will pay any material non-deductible compensation.

COMPENSATION RISK ASSESSMENT

The Compensation Committee of our Board engaged F.W. Cook to conduct a comprehensive risk assessment of our incentive-based compensation plans in 2013 to assist the Compensation Committee in its compensation risk assessment. In its report to the Compensation Committee, F.W. Cook determined that our incentive plans were well-aligned with sound compensation design principles. Based on the Compensation Committee’s review and the F.W. Cook report, the Compensation Committee believes that our compensation programs do not encourage excessive or inappropriate risk-taking on the part of our associates, including our executive and senior officers. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•	executive and senior officer pay mix balances fixed and variable cash compensation, cash and equity, and annual and longer-term incentive compensation;
•	our executive incentive bonus plan includes the following design features which the Compensation Committee believes properly incentivize senior management:
➢	target bonuses generally do not exceed 100% of base salary;
➢	maximum payouts are capped at 150% of target;
➢	payout levels generally are calculated on a straight line interpolation basis between threshold and target levels and between target and maximum levels, rather than providing for significantly different payout levels based on small changes in operating results;
➢	25% of the target bonus is subject to the Compensation Committee’s discretionary evaluation of qualitative factors, including individual performance, execution of our service model and achievement of company strategic initiatives, which serves to focus management on longer-term initiatives;
➢	75% of target awards and award levels above target are based on achievement of diluted earnings per share, which the Compensation Committee retains discretion to adjust to account for non-recurring and other similar items; and
➢	the Compensation Committee retains discretion to reduce bonus payouts below the amounts otherwise payable based on performance where it determines that circumstances exist that had a negative effect on the company but were not reflected in earnings per share performance and to award discretionary bonuses above the maximum payout levels to reward extraordinary performance;
•	annual non-management bonus plans for corporate, sales and other business functions allocate a lower percentage of variable cash compensation than for management with bonus awards based on subjective assessment of individual performance (except for sales commissions which generally do not exceed 30% of total cash compensation);
•	long-term equity awards constitute a significant portion of executives’ and senior officers’ compensation, thereby focusing such individuals on enhancing long-term shareholder value; and
•	equity awards for all associates provide vesting periods of four years for stock options and five years for restricted stock awards.

In addition to the design and mix of our compensation programs, to further align our executive officers’ interests with our shareholders and mitigate risk relating to our compensation programs, we have adopted an Executive Incentive Compensation Recoupment Policy, which is described in the section entitled “Compensation Discussion and Analysis — Executive Incentive Compensation Recoupment Policy,” and stock ownership guidelines for all of our executive officers, which is described in the section entitled “Compensation Discussion and Analysis — Executive Stock Ownership Guidelines.”

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of our Board has reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on this review and discussion, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board,

Denis Kelly (Chairman)
Jonathan Byrnes
Roger Fradin
Louise Goeser
Philip Peller

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the following named executive officers for services rendered to the company during the fiscal years ended August 31, 2013, September 1, 2012 and August 27, 2011:

•	our Chief Executive Officer;
•	our Executive Vice Chairman and former Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer; and
•	the three other most highly compensated executive officers with respect to, and who were serving as executive officers at the end of, the 2013 fiscal year.

A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” preceding this discussion. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Erik Gershwind	2013	547,500	—	269,991		479,999	200,000	18,930	1,516,420
President and Chief	2012	440,988	—	259,958		472,814	430,400	19,758	1,623,918
Executive Officer	2011	311,841	—	259,951		472,809	384,375	17,346	1,446,322
David Sandler	2013	780,192	—	—		—	—	350,852	1,131,044
Executive Vice Chair and	2012	810,769	—	—		—	1,136,000	688,403	2,635,172
former Chief Executive Officer(7)	2011	740,000	—	9,999,949	(8)	—	1,278,450	849,971	12,868,370
Jeffrey Kaczka(9)	2013	415,359	—	199,975		349,987	52,242	20,687	1,038,250
Executive Vice President and	2012	420,323	100,000	199,937		349,990	250,700	102,605	1,423,555
Chief Financial Officer	2011	152,308	100,000	299,973		—	—	107,063	659,344
Thomas Cox	2013	348,192	—	259,989		472,819	52,242	11,290	1,144,532
Executive Vice President,	2012	352,412	—	259,958		472,814	250,700	13,478	1,349,362
Sales	2011	329,331	—	259,951		472,809	298,350	13,350	1,373,791
Douglas Jones	2013	361,439	—	199,975		349,987	49,248	97,239	1,057,888
Executive Vice President,	2012	366,433	—	199,937		349,990	236,300	14,354	1,167,014
Global Supply Chain Operations	2011	342,426	—	199,979		349,997	281,250	15,873	1,189,525
Eileen McGuire	2013	323,317	—	259,989		240,000	49,248	65,997	938,551
Executive Vice President,	2012	320,987	—	140,983		236,407	236,300	18,351	953,028
Human Resources	2011	281,177	—	140,989		236,397	204,450	19,109	882,122

(1)	The amounts shown in this column reflect the executive’s actual base salary, including amounts deferred under our 401(k) plan. Due to the timing of the fiscal period end, salaries for fiscal year 2012 reflect a 53-week fiscal year, which included 27 bi-weekly payroll periods (compared to 52 weeks in each of fiscal years 2011 and 2013).
(2)	The amounts in this column for Mr. Kaczka reflects $100,000 installments of his $200,000 cash signing bonus as part of Mr. Kaczka’s employment package in connection with his April 2011 appointment as our Executive Vice President and Chief Financial Officer.

(3)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2013, 2012 and 2011, calculated in accordance with FASB ASC Topic 718. This valuation method values restricted stock granted during the indicated year, based on the fair market value of our common stock (the closing price as reported on the New York Stock Exchange) on the date of grant. The full grant-date fair value of restricted stock granted in the first quarter of fiscal year 2014 (with respect to fiscal year 2013 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2014 table beginning on page 44 of this proxy statement.
(4)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2013, 2012 and 2011, calculated in accordance with FASB ASC Topic 718. The full grant-date fair value of stock options granted in the first quarter of fiscal year 2014 (with respect to fiscal year 2013 performance) is reflected in the Equity Awards Granted in the First Quarter of Fiscal Year 2014 table beginning on page 44 of this proxy statement. For information regarding assumptions made in calculating the amounts reflected in this column for grants made in fiscal years 2013, 2012 and 2011, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.
(5)	The amounts in this column reflect amounts earned pursuant to our annual cash incentive awards program for our named executive officers. For more information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Annual Incentive Bonus Program” beginning on page 32 of this proxy statement.
(6)	See the “Fiscal Year 2013 All Other Compensation” table below for a breakdown of the compensation included in the “All Other Compensation” column for fiscal year 2013.
(7)	Mr. Sandler served as our Chief Executive Officer until January 1, 2013, when he assumed the position of Executive Vice Chairman of the Board.
(8)	On October 19, 2010, and as part of the Board’s long-term succession planning, Mr. Sandler received a special grant of 183,418 restricted stock units with a grant date fair value of $9,999,949. Beginning in October 2010, Mr. Sandler has not participated in the annual equity award program. For more information, see “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Compensation of our Executive Vice Chairman” beginning on page 31 of this proxy statement.
(9)	Mr. Kaczka was appointed as our Executive Vice President and Chief Financial Officer, effective April 8, 2011.

Fiscal Year 2013 All Other Compensation

Name	Housing and Travel ($)(1)	Personal Use of Company Aircraft ($)(2)	Auto Allowance ($)	401(k) Match ($)	Group Term Life Insurance ($)	Dividend Equivalent Units ($)(3)	Relocation Expenses ($)(4)	Tax Gross-Ups ($)(5)	Total ($)
Erik Gershwind	—	—	12,000	6,750	180	—	—	—	18,930
David Sandler(6)	40,089	37,736	17,864	6,750	774	231,752	—	15,887	350,852
Jeffrey Kaczka	—	—	13,523	6,750	414	—	—	—	20,687
Thomas Cox	—	—	3,737	7,139	414	—	—	—	11,290
Douglas Jones	—	—	5,291	6,750	270	—	45,151	39,777	97,239
Eileen McGuire	—	—	11,280	6,750	270	—	25,266	22,431	65,997

(1)	The amount in this column for Mr. Sandler includes a housing allowance of $30,499 for an apartment for Mr. Sandler’s use and a travel allowance of $9,590.
(2)	The amount in this column for Mr. Sandler represents personal use for commutation trips of an aircraft in which we have an interest, reflecting the company’s total incremental cost of such use. We use a methodology to determine incremental costs based on aircraft fuel, landing and parking services, crew travel expenses and other expenses.
(3)	The amount in this column for Mr. Sandler reflects dividend equivalent units on restricted stock units held by Mr. Sandler.

(4)	In furtherance of the co-location of our corporate headquarters in Davidson, North Carolina, the amounts in this column for Ms. McGuire and Mr. Jones reflect reimbursements and allowances for certain relocation expenses incurred by them in connection with their relocation to the Davidson, North Carolina area, including moving costs, travel expenses, costs relating to the sales of their former homes and closing costs on the purchases of their new homes.
(5)	The amount in this column for Mr. Sandler reflects tax gross-ups made to reimburse Mr. Sandler for income taxes in respect of the fiscal year 2013 compensation attributed to him for personal use of the aircraft of $2,929, and travel reimbursement and use of his Melville, New York apartment of $12,958. The amounts in this column for Ms. McGuire and Mr. Jones reflect tax gross-up payments made to reimburse Ms. McGuire and Mr. Jones for the income taxes paid in respect of the compensation attributed to them for relocation-related reimbursements and allowances.
(6)	Effective January 1, 2013, Mr. Sandler assumed the position of Executive Vice Chairman of the company and is no longer eligible for personal use of the company aircraft and ceased to receive the automobile, housing and travel allowance (and related tax gross-ups) that he has historically received.

Fiscal Year 2013 Grants of Plan-Based Awards

The following table shows the stock option and restricted stock awards granted to our named executive officers in fiscal year 2013 (with respect to fiscal year 2012 performance) and the estimated possible payouts under the cash incentive awards granted to our named executive officers in respect of fiscal year 2013 performance. In fiscal year 2013, Mr. Sandler did not receive any grants of plan-based awards.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Option (#)(3)	Exercise or Base of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Erik Gershwind	—	200,000	800,000	1,200,000	—	—	—	—
	10/24/2012	—	—	—	3,887	—	—	269,991
	10/24/2012	—	—	—	—	31,352	69.46	479,999
Jeffrey Kaczka	—	52,242	208,969	313,453	—	—	—	—
	10/24/2012	—	—	—	2,879	—	—	199,975
	10/24/2012	—	—	—	—	22,860	69.46	349,987
Thomas Cox	—	52,242	208,969	313,453	—	—	—	—
	10/24/2012	—	—	—	3,743	—	—	259,989
	10/24/2012	—	—	—	—	30,883	69.46	472,819
Douglas Jones	—	49,248	196,992	295,488	—	—	—	—
	10/24/2012	—	—	—	2,879	—	—	199,975
	10/24/2012	—	—	—	—	22,860	69.46	349,987
Eileen McGuire	—	49,248	196,992	295,488	—	—	—	—
	10/24/2012	—	—	—	3,743	—	—	259,989
	10/24/2012	—	—	—	—	15,676	69.46	240,000

(1)	These columns reflect the potential threshold, target and maximum annual cash incentive compensation payable to such named executive officer in respect of fiscal year 2013. Amounts actually earned in fiscal year 2013 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Annual Incentive Bonus Program” beginning on page 32 of this proxy statement. Annual bonus awards for the named executive officers (other than Mr. Sandler, who did not participate in the 2013 annual incentive bonus program) were made under our shareholder-approved 2005 Omnibus Incentive Plan in order to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Awards under the plan were made at levels of 1% of EBIT for our Chief Executive Officer and 0.6% of EBIT for other executive officers, subject to our Compensation Committee’s exercise of discretion to reduce the actual payouts. Consistent with our

Compensation Committee’s policy, our Compensation Committee exercised its discretion to reduce the payouts under the awards so that actual payouts were equal to the payouts determined under our 2013 annual incentive bonus program.
(2)	The amounts in this column reflect restricted stock awards granted in fiscal year 2013 (with respect to fiscal year 2012 performance) pursuant to our 2005 Omnibus Incentive Plan. These restricted stock awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). These restricted stock awards have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 35 of this proxy statement. For the restricted stock awards granted to our named executive officers with respect to fiscal year 2013 performance (although made in fiscal year 2014), see the Equity Awards Granted in the First Quarter of Fiscal Year 2014 table below.
(3)	This column reflects stock option awards granted in fiscal year 2013 (with respect to fiscal year 2012 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2013 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Long-Term Stock-based Compensation” beginning on page 35 of this proxy statement. For the stock options granted to our named executive officers with respect to fiscal year 2013 performance (although made in fiscal year 2014), see the Equity Awards Granted in the First Quarter of Fiscal Year 2014 table below.
(4)	Awards were issued with an exercise price equal to the fair market value on the grant date, which we determined based on the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant.
(5)	The amounts in this column do not reflect compensation actually received by the named executive officers nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts represent the full grant date fair value of awards as calculated in accordance with FASB ASC Topic 718. The grant date fair value is the amount that we will expense in our financial statements over the award’s vesting schedule. For restricted stock awards, fair value is the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on the date of the grant. The closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on October 24, 2012 was $69.46. The fair values shown for stock options are accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

Dividends declared from time to time on our outstanding shares of Class A common stock are paid on our restricted stock awards, including the portion on which the restrictions have not lapsed, since the shares are outstanding. The quarterly dividend rate for each quarter of fiscal year 2013 was $0.30 per share.

Equity Awards Granted in the First Quarter of Fiscal Year 2014

On October 23, 2013, we granted stock options and restricted stock to all of our named executive officers, other than Mr. Sandler, with respect to fiscal year 2013 performance. These awards, which are not listed in the above tables, are as follows:

Name	Number of Stock Options Granted (#)(1)	Value of Stock Options Granted ($)(2)	Number of Restricted Shares Granted (#)(3)	Value of Restricted Shares Granted ($)(4)
Erik Gershwind	45,393	$679,987	6,115	$499,962
Jeffrey Kaczka	23,364	$349,993	3,057	$249,940
Thomas Cox	20,026	$299,989	2,446	$199,985
Douglas Jones	23,364	$349,993	2,446	$199,985
Eileen McGuire	16,021	$239,995	3,180	$259,997

(1)	This column reflects stock option awards granted in the first quarter of fiscal year 2014 (with respect to fiscal year 2013 performance) pursuant to our 2005 Omnibus Incentive Plan. The stock options granted to our named executive officers in fiscal year 2014 have a seven-year term and fully vest over four years, with 25% of the stock options vesting on each of the first four anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The stock options granted to our named executive officers have no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Long-Term Stock-based Compensation” of this proxy statement.
(2)	The stock options granted were valued at $14.98 per share in accordance with FASB ASC Topic 718.
(3)	These amounts represent restricted stock awards granted in the first quarter of fiscal year 2014 (with respect to fiscal year 2013 performance) pursuant to our 2005 Omnibus Incentive Plan. These awards vest 50% on the third anniversary of the grant date, and 25% on each of the succeeding two anniversaries of the date of grant (with limited exceptions for termination of employment due to death, disability, retirement and change in control). The restricted stock granted to our named executive officers has no performance criteria. For additional information, see the section entitled “Compensation Discussion and Analysis — Fiscal Year 2013 Executive Compensation — Long-Term Stock-based Compensation” of this proxy statement.
(4)	These values are based upon the grant date fair value of $81.76 per share, which was the closing price of a share of our Class A common stock as quoted on the New York Stock Exchange on that date, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

The following table shows the amount of outstanding stock option, restricted stock and restricted stock unit awards previously granted and held by the named executive officers as of August 31, 2013.

The market value of the stock awards is based on the closing price of a share of our Class A common stock as of August 30, 2013, the last business day of our 2013 fiscal year, which was $76.00.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Erik Gershwind	18,000	—		48.21	10/17/2014	—		—
	18,000	—		38.07	10/15/2015	—		—
	14,196	4,732	(1)	44.17	10/12/2016	—		—
	16,371	16,372	(2)	54.52	10/18/2017	—		—
	6,689	20,069	(3)	66.69	10/20/2018	—		—
	—	31,352	(4)	69.46	10/23/2019	—		—
	—	—		—	—	821	(5)	62,396
	—	—		—	—	1,596	(6)	121,296
	—	—		—	—	4,768	(7)	362,368
	—	—		—	—	3,898	(8)	296,248
	—	—		—	—	3,887	(9)	295,412
David Sandler	—	35,490	(1)	44.17	10/12/2016	—		—
	—	—		—	—	3,999	(5)	303,924
	—	—		—	—	8,490	(6)	645,240
	—	—		—	—	195,000	(10)	14,820,000

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Jeffrey Kaczka	—	14,856	(3)	66.69	10/20/2018	—		—
	—	22,860	(4)	69.46	10/23/2019	—		—
	—	—		—	—	4,496	(11)	341,696
	—	—		—	—	2,998	(8)	227,848
	—	—		—	—	2,879	(9)	218,804
Thomas Cox	—	9,464	(1)	44.17	10/12/2016	—		—
	6,371	16,372	(2)	54.52	10/18/2017	—		—
	6,689	20,069	(3)	66.69	10/20/2018	—		—
	—	30,883	(4)	69.46	10/23/2019	—		—
	—	—		—	—	1,708	(5)	129,808
	—	—		—	—	2,943	(6)	223,668
	—	—		—	—	4,768	(7)	362,368
	—	—		—	—	3,898	(8)	296,248
	—	—		—	—	3,743	(9)	284,468
Douglas Jones	—	4,732	(1)	44.17	10/12/2016	—		—
	—	12,119	(2)	54.52	10/18/2017	—		—
	4,951	14,856	(3)	66.69	10/20/2018	—		—
	—	22,860	(4)	69.46	10/23/2019	—		—
						887	(5)	67,412
						1,596	(6)	121,296
						3,668	(7)	278,768
						2,998	(8)	227,848
	—	—		—	—	2,879	(9)	218,804
Eileen McGuire	10,000	—		48.21	10/17/2014	—		—
	5,000	—		38.07	10/15/2015	—		—
	14,196	4,732	(1)	44.17	10/12/2016	—		—
	8,185	8,186	(2)	54.52	10/18/2017	—		—
	3,344	10,035	(3)	66.69	10/20/2018	—		—
	—	15,676	(4)	69.46	10/23/2019	—		—
						926	(5)	70,376
						1,596	(6)	121,296
						2,586	(7)	196,536
						2,114	(8)	160,664
						3,743	(9)	284,468

(1)	These stock options became exercisable on October 13, 2013.
(2)	One-half of these stock options became exercisable on October 19, 2013. An additional one-half of these stock options will become exercisable on October 19, 2014.
(3)	One-third of these stock options became exercisable on October 21, 2013. An additional one-third of these stock options will become exercisable on each of October 21, 2014 and October 21, 2015.
(4)	One-quarter of these stock options became exercisable on October 24, 2013. An additional one-quarter of these stock options will become exercisable on each of October 24, 2014, October 24, 2015 and October 24, 2016.

(5)	The restrictions on these shares lapsed on October 16, 2013.
(6)	The restrictions on one-half of these shares lapsed on October 13, 2013 and an additional one-half of these shares will lapse on October 13, 2014.
(7)	The restrictions on one-half of these shares lapsed on October 19, 2013. The restrictions on an additional one-quarter of these shares will lapse on each of October 19, 2014 and October 19, 2015.
(8)	The restrictions on one-half of these shares will lapse on October 21, 2014. The restrictions on an additional one-quarter of these shares will lapse on each of October 21, 2015 and October 21, 2016.
(9)	The restrictions on one-half of these shares will lapse on October 24, 2015. The restrictions on an additional one-quarter of these shares will lapse on each of October 24, 2016 and October 24, 2017.
(10)	This amount reflects 183,418 restricted stock units granted to Mr. Sandler and 11,582 dividend equivalent units accrued on the restricted stock units. In addition to a performance condition which has been satisfied, vesting of the RSU award is conditioned on Mr. Sandler continuing to provide services to our company, with (i) two-thirds of the award vesting if Mr. Sandler continues to serve as our Executive Vice Chairman of the Board through December 31, 2014; and (ii) the remaining one-third of the award vesting if Mr. Sandler continues to serve as Executive Vice Chairman for an additional period of two years.
(11)	The restrictions on one-half of these shares will lapse on March 29, 2014. The restrictions on an additional one-quarter of these shares will lapse on each of March 29, 2015 and March 29, 2016.

Fiscal Year 2013 Option Exercises and Stock Vested

The following table shows (i) the number of shares of our Class A common stock acquired upon the exercise of stock options by the named executive officers in fiscal year 2013, (ii) the number of shares of restricted stock held by the named executive officers which vested in fiscal year 2013, and (iii) the value realized upon the exercise of such stock options and the vesting of such shares, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Erik Gershwind	28,500	1,080,350	3,066	220,870
David Sandler	72,990	2,347,562	15,646	1,127,079
Jeffrey Kaczka	4,951	70,906	—	—
Thomas Cox	48,392	1,454,881	5,999	432,176
Douglas Jones	29,315	908,217	3,131	225,585
Eileen McGuire	13,000	310,016	3,254	234,423

(1)	The amounts in this column reflect the aggregate dollar amount realized upon exercise of the options determined by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not receive any compensation in the form of pension benefits or nonqualified deferred compensation.

Potential Payments Upon Termination or Change in Control

Change in Control Agreements

Each of our current named executive officers, other than Mr. Sandler, has a written agreement that provides for payment to that named executive upon a qualifying termination following a change in control of the company. The terms of these agreements are outlined below. In addition to these agreements, each of our current named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each of them agreed not to use or disclose any confidential information relating to the company during his employment and after termination. Each of them also agreed not to compete with the company or to solicit any employees of the company during his employment and for two years following termination of his employment. All payments under the change in control arrangements are contingent on them complying with the foregoing obligations.

Under the terms of these agreements, “cause” is generally defined to include (i) the commission by the named executive officer of a felony or a crime of moral turpitude, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other breaches of fiduciary duties owed to the company and (iii) reporting to work or working under the influence of an intoxicant or a controlled substance which renders the executive incapable of performing his duties to the satisfaction of the company.

In addition, a change in control of the company will generally be deemed to have occurred under these agreements if (i) any person or group of persons other than Mr. Jacobson, Ms. Gershwind Fiverson, a member of the Jacobson or Gershwind families or any related trust or affiliate acquires ownership of more than 50% of the combined equity or voting power of the company; (ii) a majority of the members of our Board are replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board prior to such appointment or election; or (iii) there is a change in the ownership of a substantial portion of the company’s assets, excluding certain transfers to shareholders and affiliates.

Erik Gershwind, Jeffrey Kaczka, Thomas Cox, Douglas Jones and Eileen McGuire

Each of Ms. McGuire and Messrs. Gershwind, Kaczka, Cox and Jones has a change of control agreement with the company. The initial term of Mr. Kaczka’s agreement, which was entered into on November 11, 2011, will expire in November 2014. The initial term of each of Ms. McGuire’s and Messrs. Gershwind’s, Cox’s and Jones’s agreement expired in December 2008 and was most recently renewed for an additional three-year term that expires in December 2014. The term of each agreement automatically renews for successive three-year terms unless terminated by us, in our sole discretion, upon notification to the executive at least 18 months prior to the end of the then current term. Each of the agreements will automatically renew in November or December 2014, as applicable, for an additional three-year term that expires in November or December 2017, respectively.

Each agreement provides that if within two years after the occurrence of a change in control of the company (as defined in the respective agreements), (a) we terminate the executive’s employment other than for cause or (b) the executive terminates his employment following a material reduction in his duties or reporting responsibilities, annual base salary, status or working conditions, then we shall pay the executive a payment equal to (i) two times the executive’s annual base salary in effect immediately before such termination or material reduction, plus (ii) two times the executive’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances, plus (iii) the pro rata portion of the executive’s targeted annual cash incentive bonus in effect immediately prior to the termination or change in circumstances. As a condition to receiving his severance payment, the executive would be required to execute a general release in favor of the company.

In addition, if the executive’s employment is terminated after the occurrence of a change in control as described above, we shall provide the executive with outplacement services for up to six months and healthcare coverage, if elected by the executive, for up to 18 months. The executive shall continue to receive, at our expense, the automobile allowance provided under his change of control agreement for the lesser of two years or the remainder of the automobile lease in effect following the termination of his employment.

Under the change in control agreements, the amount of severance benefits for these executives would be subject to reduction to the extent that the after-tax payments would be increased as a result of the payments being classified as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986.

David Sandler

David Sandler and the company were previously parties to an amended and restated change in control agreement, which terminated on December 31, 2012.

Although Mr. Sandler does not have an existing change in control agreement with the company, under Mr. Sandler’s RSU Award, in the event of a change in control of the company, the RSU Award will settle in cash and vest upon the earlier of the satisfaction of the service conditions or the termination of Mr. Sandler without cause or the termination by Mr. Sandler of his employment due to a change in the circumstances of employment (as such terms were defined in Mr. Sandler’s amended change in control agreement).

Equity Award Plans

The number of outstanding equity awards held by each named executive officer under our 2005 Omnibus Incentive Plan and 2001 Stock Option Plan as of August 31, 2013 is listed above in the Outstanding Equity Awards at 2013 Fiscal Year-End table. All unvested equity awards at the end of fiscal year 2013 were granted to the named executive officers under our 2005 Omnibus Incentive Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the company. The terms of these benefits are described below. No unvested awards are outstanding under our 2001 Stock Option Plan.

In connection with their long-term incentive awards, the named executive officers are required to sign an agreement containing confidentiality and non-competition provisions designed to protect the company’s confidential and proprietary information and to preserve the company’s competitive advantages.

2005 Omnibus Incentive Plan

Our 2005 Omnibus Incentive Plan is a “double trigger” plan, meaning that unvested stock options and unvested restricted stock awards vest if there is a change in control of the company only if both a change of control occurs and such options or awards are not continued, assumed or replaced by the successor or survivor corporation. A change in control of the company will be deemed to have occurred for purposes of the 2005 Omnibus Incentive Plan in the same circumstances as described above under the section entitled “Employment and Change in Control Agreements.”

Pursuant to our 2005 Omnibus Incentive Plan, in the event that the employment of a named executive officer is terminated by reason of death, disability or retirement, all unvested stock options held by the named executive officer become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. An associate will be deemed to have retired if his or her employment is terminated without cause, death or disability, on or after age 65, provided the associate has a total of five years of service with the company.

Potential Payments Upon Termination or Change in Control Table
as of August 30, 2013

The following table sets forth the estimated amounts that would be payable to each of our named executive officers upon the termination of his or her employment under certain circumstances or upon a change in control, assuming that the termination of employment or change in control had occurred on August 30, 2013, the last business day of our 2013 fiscal year, and that the price per share of our common stock on that date was $76.00. The actual amounts payable can only be calculated at the time of the event. None of the named executive officers would have been eligible for retirement under the terms of our equity grant agreements as of August 30, 2013.

Name and Benefits	Change in Control and Termination of Award ($)(1)	Change in Control and Termination of Employment ($)(2)(3)	Death, Disability or Retirement ($)(4)
Erik Gershwind
Severance	—	2,800,000	—
Auto Allowance	—	24,000	—
Outplacement Services	—	30,000	—
Medical Benefits	—	35,697	—
Accelerated Vesting of Stock Options	1,528,769	1,528,769	894,175
Accelerated Vesting of Restricted Stock	1,267,708	1,268,708	1,137,720
Total	2,797,477	5,687,174	2,031,895
David Sandler
Accelerated Vesting of Stock Options	1,440,184	1,440,184	1,129,647
Accelerated Vesting of Restricted Stock	1,058,443	1,058,443	949,164
Accelerated Vesting of Restricted Stock Unit Award	—	15,544,676	13,939,768
Total	2,498,627	18,043,303	16,018,579
Jeffrey Kaczka
Severance	—	1,258,418	—
Auto Allowance	—	21,235	—
Outplacement Services	—	30,000	—
Medical Benefits	—	29,402	—
Accelerated Vesting of Stock Options	2,058,012	2,058,012	1,417,460
Accelerated Vesting of Restricted Stock	879,112	879,112	788,348
Total	2,937,124	4,276,179	2,205,808
Thomas Cox
Severance	—	1,122,236	—
Auto Allowance	—	32,391	—
Outplacement Services	—	30,000	—
Medical Benefits	—	29,402	—
Accelerated Vesting of Stock Options	1,713,622	1,713,622	1,041,727
Accelerated Vesting of Restricted Stock	1,445,835	1,445,835	1,296,560
Total	3,159,457	4,373,486	2,338,287
Douglas Jones
Severance	—	1,122,466	—
Auto Allowance	—	32,209	—
Outplacement Services	—	30,000	—
Medical Benefits	—	18,131	—
Accelerated Vesting of Stock Options	1,176,210	1,176,210	698,749
Accelerated Vesting of Restricted Stock	1,019,373	1,019,373	914,128
Total	2,195,583	3,398,389	1,612,877

Name and Benefits	Change in Control and Termination of Award ($)(1)	Change in Control and Termination of Employment ($)(2)(3)	Death, Disability or Retirement ($)(4)
Eileen McGuire
Severance	—	1,050,609	—
Auto Allowance	—	26,344	—
Outplacement Services	—	30,000	—
Medical Benefits	—	18,131	—
Accelerated Vesting of Stock Options	860,406	860,406	351,671
Accelerated Vesting of Restricted Stock	929,285	929,285	223,668
Total	1,789,691	2,914,775	575,339

(1)	Unvested stock options and unvested restricted stock awards will vest if there is a change in control of the company only if such options or awards are not continued, assumed or replaced by the successor or survivor corporation. The estimated values of the accelerated stock options and restricted stock listed in this column for each of the named executive officers, in accordance with the terms of our 2005 Omnibus Incentive Plan, are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 30, 2013, which was $84.75, as quoted on the New York Stock Exchange on August 2, 2013.
(2)	Each of the named executive officers executed a confidentiality, non-solicitation and non-competition agreement under which each executive agreed not to use or disclose any confidential information relating to the company during the executive’s employment and after termination. Each executive also agreed not to compete with the company or to solicit any employees of the company during his or her employment and for two years following termination of his or her employment. All payments under the change in control arrangements are contingent on the executives complying with the foregoing obligations and executing a general release in favor of the company.
(3)	The severance amounts in this column reflect estimated amounts payable upon the occurrence of (i) a change of control of the company and (ii) the termination of employment of the named executive officers within a certain period following such change in control, (a) by the company, without cause or (b) by the officer, following a change of such officer’s circumstances of employment at the company. The estimated severance amount listed in this column for each of the named executive officers was calculated using the named executive officer’s base salary that was in effect as of August 30, 2013. The estimated values of the accelerated stock options, restricted stock and restricted stock unit award listed in this column for each of the named executive officers, in accordance with the terms of our 2005 Omnibus Incentive Plan are based on the highest reported sales price of a share of our Class A common stock during the 60 days prior to, and including, August 30, 2013, which was $84.75, as reported on the New York Stock Exchange on August 2, 2013.
(4)	The amounts in this column reflect estimated amounts payable upon the death, disability or retirement of a named executive officer under the terms of our 2005 Omnibus Incentive Plan. None of our named executive officers are currently eligible for retirement under the 2005 Omnibus Incentive Plan. The estimated values of the accelerated stock options and restricted stock listed in this column are based on the closing price of a share of our Class A common stock as reported on the New York Stock Exchange on August 30, 2013, which was $76.00. The amount for Mr. Sandler’s unvested restricted stock unit award reflects the estimated amount payable upon death or disability in accordance with Mr. Sandler’s RSU Award.

Indemnification Agreements

We have entered into indemnification agreements with certain of our officers who serve as members of the Administrative Committee of our 401(k) plan. These indemnification agreements provide such officers with indemnification to the maximum extent permitted by law in connection with any actions or omissions such officers take or fail to take in their capacity as members of the Administrative Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in greater detail in the section entitled “Compensation Discussion and Analysis,” our key compensation goals are to recruit, retain and motivate highly talented executives, align our executives’ interests with those of our shareholders and provide performance-based compensation that appropriately rewards our executives. Our compensation programs include a number of key features designed to accomplish these objectives.

Our Board urges shareholders to read the section entitled “Compensation Discussion and Analysis,” which describes in detail how our executive compensation practices operate and are designed to achieve our key compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative discussion appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers. Based on company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2013 were appropriate and consistent with the philosophy and objectives of the company’s compensation programs.

This vote is advisory, which means that this vote on executive compensation is not binding on the company, our Board or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, our Compensation Committee will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting is required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Accordingly, we ask our shareholders to vote on the following resolution at our 2014 annual meeting of shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As previously disclosed, we plan to hold the say on pay advisory vote on an annual basis. The next shareholder advisory vote on executive compensation will occur at the company’s 2015 annual shareholders’ meeting.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

DIRECTOR COMPENSATION

Our Compensation Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-executive directors. Our Compensation Committee’s policy is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of the non-executive directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. In fiscal year 2013, our Compensation Committee engaged F.W. Cook as its compensation consultant.

The key objective of our non-executive directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to align the interests of our Board with the long-term interests of our shareholders. The compensation program is also designed to recognize the time commitment, expertise and potential liability required of active Board membership. We compensate our non-executive directors with a mix of cash and equity-based compensation. Directors who are also executives of the company do not receive any compensation for their service on our Board.

Fiscal Year 2013 Compensation

For the 2013 fiscal year ended August 31, 2013, we paid each non-executive director the following compensation:

•	a retainer per director for service on our Board of $42,000 per year;
•	a fee for attendance at a Board meeting of $2,000 per meeting;
•	a fee for attendance at a committee meeting of $1,700 per meeting;
•	an additional retainer for the chairman of the Audit Committee of $15,000 per year;
•	an additional retainer for the chairman of the Compensation Committee of $8,750 per year;
•	an additional retainer for the chairman of the Nominating and Corporate Governance Committee of $7,500 per year; and
•	an annual grant of restricted shares of our Class A common stock consisting of such number of shares having an aggregate fair market value of $115,000 on the date of grant to each director upon his or her election or reelection to our Board; 50% of these shares vest on the first anniversary of the date of grant and 50% vest on the second anniversary of the date of grant.

Mr. Jacobson was Executive Chairman of the Board until January 1, 2013. Upon ceasing to be an executive officer of the Company on January 1, 2013, Mr. Jacobson ceased earning a salary as an executive and began receiving compensation as a non-executive director. The annual retainer paid to Mr. Jacobson for fiscal year 2013 was pro-rated for the number of days actually served as a non-executive director.

Pursuant to our 2005 Omnibus Incentive Plan, in the event that a director ceases to provide services to the company by virtue of his or her death, disability or retirement (which means cessation of services with approval of the Board), all unvested stock options held by the director become immediately exercisable until the first anniversary of such termination or until the stock options expire by their terms, whichever is shorter, and the restrictions on outstanding restricted stock shall lapse and the shares shall become fully vested. In addition, in the event of a change in control of the company, the vesting of all outstanding and unvested stock options held by each director will accelerate and become immediately exercisable, the restrictions applicable to all outstanding shares of restricted stock held by the director will lapse, and all shares of restricted stock shall become fully vested and transferable. However, the vesting of such awards will not accelerate if the agreement that effects the change in control provides for the assumption or substitution of such awards, the continuation of the awards (if the company is the surviving company), or a specified cash payment in exchange for such awards. A change in control of the company for purposes of the 2005 Omnibus Incentive Plan is described above under the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control — Employment and Change in Control Agreements.”

Director compensation is paid quarterly in arrears. The cash compensation of directors who serve less than a full quarter is pro-rated for the number of days actually served. Directors who are appointed between annual shareholder meetings receive a pro-rated equity award upon appointment to our Board. In addition, we reimburse our non-executive directors for reasonable out-of-pocket expenses incurred in connection with attending in-person board or committee meetings and for fees incurred in attending continuing education courses for directors that are approved in advance by the company.

Changes in Fiscal Year 2014 Compensation

In October 2013, in consultation with F.W. Cook, our Compensation Committee recommended, and our Board approved, an increase for fiscal year 2014 of $1,250 in the additional retainer for the Chairman of the Compensation Committee, from $8,750 per year to $10,000 per year. No other changes were made to non-executive director compensation for fiscal year 2014.

Non-Executive Director Summary Compensation in Fiscal Year 2013

The following table presents the compensation paid to our non-executive directors in respect of fiscal year 2013 for their services as directors. Messrs. Gershwind and Sandler, who are also executive officers of the company, did not receive compensation for their services as directors of the company in fiscal year 2013.

Name of Director	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Jonathan Byrnes(5)	92,600	114,998	—	207,598
Roger Fradin(5)	80,100	114,998	—	195,098
Louise Goeser(5)	94,700	114,998	—	209,698
Mitchel Jacobson(5)	27,461	114,998	625,432	767,891
Denis Kelly(5)	96,250	114,998	—	211,248
Philip Peller(5)	109,600	114,998	—	224,598

(1)	Reflects annual cash board and committee retainers, committee meeting fees and board meeting fees earned by our non-executive directors for services provided during fiscal year 2013.
(2)	The amounts in this column do not reflect compensation actually received by our non-executive directors nor do they reflect the actual value that will be recognized by the non-executive directors. Instead, the amounts reflect the grant date fair value of restricted share awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of restricted share awards was calculated using the closing market price of our Class A common stock as reported on the New York Stock Exchange on the date of grant.
(3)	Ms. Goeser and Messrs. Byrnes, Fradin, Jacobson, Kelly and Peller each received a grant of 1,506 restricted shares on January 17, 2013 following our 2013 annual meeting of shareholders. The restricted share awards are subject to restrictions on transfer that terminate as follows: one-half of such shares may be sold on or after the first anniversary of the date of grant and the remaining shares may be sold on or after the second anniversary of the date of grant.
(4)	As our Non-executive Chairman of the Board, Mr. Jacobson continues to participate in our 401(k) plan (which includes company matching contributions of 50% up to the first 6% of his contributions) and our group term life insurance program. In addition, we provide Mr. Jacobson with access to an employee of the company to serve as his personal administrative assistant. During fiscal year 2013, for his service as Executive Chairman of the Board until January 1, 2013, Mr. Jacobson earned a salary of $337,500. In addition, we incurred payroll and fringe benefit costs for Mr. Jacobson’s personal assistant in fiscal year 2013 of $151,603 and made $133,857 in tax gross-up payments to Mr. Jacobson to reimburse him for income taxes in respect of the fiscal year 2013 compensation attributed to him for the use of the personal administrative assistant. Mr. Jacobson received $1,997 in 401(k) matching funds from the company and group term life insurance benefits of $475 during fiscal year 2013.
(5)	The table below shows the aggregate number of vested stock options and unvested restricted stock awards held by our non-executive directors as of August 31, 2013.

Name of Director	Stock Options (in number of shares)	Stock Awards (in number of shares)
Jonathan Byrnes	—	2,287
Roger Fradin	—	2,287
Louise Goeser	—	2,287
Mitchell Jacobson	—	1,506
Denis Kelly	15,000	2,287
Philip Peller	5,000	2,287

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Written Related Person Transactions Policy

We have adopted a written related person transactions policy detailing the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our shareholders. The Nominating and Corporate Governance Committee must review and approve any related person transaction proposed to be entered into and if appropriate, ratify any such transaction previously commenced and ongoing. The Nominating and Corporate Governance Committee may delegate its authority under the policy to the Chairman of the Nominating and Corporate Governance Committee, who may act alone. The Chairman will report to the Nominating and Corporate Governance Committee at the next meeting any approval made pursuant to such delegated authority. Based on its consideration of all of the relevant facts and circumstances, the Nominating and Corporate Governance Committee will decide whether or not to approve any related person transaction.

Under our related person transactions policy, any relationship, arrangement or transaction between the company and (a) any director, executive officer or any immediate family member of either a director or an executive officer, (b) any beneficial owner of more than 5% of our Class A common stock or (c) any entity in which any of the foregoing is employed or is a partner, principal or owner of a 5% or more ownership interest, is deemed a related person transaction, subject to certain exceptions, including (i) transactions available to all associates generally, (ii) transactions involving less than $25,000 in any 12-month period when aggregated with all similar transactions during such period, (iii) transactions involving executive compensation approved by our Compensation Committee or director compensation approved by our Board and (iv) certain charitable contributions.

Related Person Transactions

Other than compensation agreements and other arrangements, including those described under the sections entitled “Executive Compensation” beginning on page 41 of this proxy statement and “Director Compensation” beginning on page 53 of this proxy statement, and the arrangements described below, since the beginning of fiscal year 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and
•	in which any director, nominee, executive officer, holder of more than 5% of our Class A common stock or our Class B common stock or any member of their immediate family had or will have a direct or indirect material interest.

Real Estate Affiliate Transaction

We are affiliated with a real estate entity that leases a distribution center located in Atlanta, Georgia to Sid Tool, our operating subsidiary. The real estate entity is owned and controlled by our principal shareholders, Mitchell Jacobson, our Chairman, and one of his family related trusts, and by his sister, Marjorie Gershwind Fiverson. In addition, Mr. Gershwind, our President and Chief Operating Officer, previously served as an officer and director of the real estate entity. Mr. Gershwind resigned from his positions with the entity on October 1, 2013. The original square footage of the distribution center was approximately 529,000 square feet. The terms of the lease agreement were independently determined to be at fair market value at the time we entered into the lease. On April 1, 2008, we and the landlord entered into an amendment to the lease, which provided for a 172,000 square foot expansion of this facility and an extension of the lease term until 2030. Based on local market terms and data compiled by an independent real estate consultant, we believe the lease amendment to be on arm’s length terms. The total rent paid by Sid Tool under the foregoing lease agreement was $2,293,100 in fiscal year 2013. The aggregate rent to be paid by Sid Tool under the remaining lease term is approximately $41,357,941, including $2,295,449 to be paid in fiscal year 2014. Sid Tool is responsible for obtaining and maintaining property insurance for the distribution center as reasonably required by the real estate entity and is reimbursed by the real estate entity for such insurance.

The arrangement described above, along with any changes thereto, is approved by the Nominating and Corporate Governance Committee of our Board on an annual basis. We believe that the terms of the arrangement described above were at least as favorable to the company as could have been obtained from unaffiliated third parties at the time the arrangement was entered into.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth in the following tables is furnished as of October 31, 2013, except as otherwise noted, regarding the beneficial ownership of our Class A common stock and our Class B common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;
•	our Executive Vice Chairman;
•	our Chief Executive Officer;
•	our Executive Vice President and Chief Financial Officer;
•	each director and nominee for director of the company;
•	each of our three most highly compensated executive officers (other than the Executive Vice Chairman, the Chief Executive Officer and the Executive Vice President and Chief Financial Officer) who were serving as such at the end of the last fiscal year; and
•	all directors, nominees for director and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of Class A common stock subject to options that are exercisable as of October 31, 2013 or are exercisable within 60 days of October 31, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In addition, since all of the shares of Class B common stock are convertible at the option of the holder into Class A common stock on a share-for-share basis, the beneficial owner of shares of Class B common stock is deemed to be a beneficial owner of the same number of shares of Class A common stock. In indicating below the amount and nature of a person’s beneficial ownership of Class A common stock and the percentage of the class owned by such person, it has been assumed that such person has converted into Class A common stock all shares of Class B common stock of which such person is a beneficial owner. Furthermore, such shares of Class A common stock are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

In the tables below, percentage ownership is based on 49,375,089 shares of our Class A common stock and 14,140,747 shares of our Class B common stock outstanding as of October 31, 2013. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

	Class A common stock			Class B common stock
Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson(2)	6,585,997	(3)	11.8%	6,376,625	(4)	45.1%	33.5%
Marjorie Gershwind Fiverson(5)	2,612,547	(6)	5.0%	2,538,208		17.9%	13.3%
Erik Gershwind(2)	1,547,470	(7)	3.0%	1,396,580		9.9%	7.4%
Stacey Bennett(5)	1,178,928	(8)	2.3%	1,161,580		8.2%	6.1%
Trust under Trust Agreement Dated September 12, 2005(5)	758,180	(9)	1.5%	757,800		5.4%	4.0%
JP Morgan Chase & Co. and its Subsidiaries(10)	4,962,980		10.1%	—		—	2.6%
Entities associated with The Bank of New York Mellon Corporation(11)	2,808,126		5.7%	—		—	1.5%
Entities associated with BlackRock, Inc.(12)	2,455,544		5.0%	—		—	1.3%

(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2013 or are exercisable within 60 days of October 31, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	This beneficial owner’s address is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.
(3)	This number includes (a) 1,506 unvested restricted shares of Class A common stock over which Mr. Jacobson has voting rights but which are subject to restrictions on transfer and (b) 6,376,625 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time, and which are discussed in more detail in footnote 4 below. Mr. Jacobson disclaims beneficial ownership of 1,546,927 shares of Class B common stock, which are held by various trusts.
(4)	This number includes 48,700 shares of Class B common stock, which may be deemed to be beneficially owned indirectly by Mr. Jacobson as settlor of trusts, of which Mr. Jacobson’s spouse is a co-trustee. Mr. Jacobson disclaims beneficial ownership of 1,546,927 of the shares of Class B common stock, which are held by various trusts.
(5)	This beneficial owner’s address is c/o Jacobson Family Investments, Inc., Carnegie Hall Tower, 152 West 57th Street, New York, New York 10019.
(6)	This number includes 2,538,208 shares of Class B common stock, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Ms. Gershwind Fiverson disclaims beneficial ownership of 229,358 of the shares of Class B common stock, which are held by various trusts.
(7)	This number includes (a) 100,702 shares of Class A common stock issuable upon the exercise by Mr. Gershwind of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013; (b) 17,082 unvested restricted shares of Class A common stock over which Mr. Gershwind has voting rights but which are subject to restrictions on transfer; (c) 152,498 shares of Class B common stock, which are held by a trust of which Mr. Gershwind is a co-trustee and which are convertible into shares of our Class A common stock on a share-for-share basis at any time; and (d) 1,244,082 shares of Class B common stock owned directly by Mr. Gershwind, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Mr. Gershwind disclaims beneficial ownership of 114,677 shares of Class B common stock, which are held by various trusts.
(8)	This number includes (a) 152,498 shares of Class B common stock, which are held by a trust of which Ms. Bennett is a co-trustee and (b) 1,009,082 shares of Class B common stock owned directly by Ms. Bennett, in each case which are convertible into shares of our Class A common stock on a share-for-share basis at any time. Ms. Bennett disclaims beneficial ownership of 114,677 shares of Class B common stock, which are held by various trusts.
(9)	This number includes 757,800 shares of Class B common stock owned directly by the Trust under Trust Agreement dated September 12, 2005, which are convertible into shares of our Class A common stock on a share-for-share basis at any time.
(10)	Based on information supplied by JPMorgan Chase & Co. in an amended Schedule 13G filed with the SEC on September 9, 2013. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017. JPMorgan Chase & Co. is deemed to have sole voting power over 4,920,475 of these shares, shared voting power over 112 of these shares, sole dispositive power over 4,962,168 of these shares and shared dispositive power over 812 of these shares.
(11)	Based on information supplied by The Bank of New York Mellon Corporation in an amended Schedule 13G filed with the SEC on February 4, 2013. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286. The Bank of New York Mellon Corporation is deemed to have sole voting power over 2,129,085 of these shares, shared voting power over 390 of these shares, sole dispositive power over 2,633,717 of these shares and shared dispositive power over 390 of these shares. MBC Investments Corporation is deemed to have sole voting power over 1,626,132 of these shares and sole dispositive power over 2,476,292 of these shares.
(12)	Based on information supplied by BlackRock, Inc. in a Schedule 13G filed with the SEC on January 30, 2013. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. is deemed to have sole voting and dispositive power over these shares.

Security Ownership of Management

The address of each individual named below is as follows: c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Class A common stock			Class B common stock
	Amount & Nature of Beneficial Ownership		Percent of Class	Amount & Nature of Beneficial Ownership		Percent of Class	Percent Voting Power(1)
Mitchell Jacobson	6,585,997	(2)	11.8%	6,376,625	(3)	45.1%	33.5%
Erik Gershwind	1,547,470	(4)	3.0%	1,396,580		9.9%	7.4%
Eileen McGuire	75,917	(5)	*	—		—	*
Thomas Cox	62,559	(6)	*	—		—	*
David Sandler	54,718	(7)	*	—		—	*
Douglas Jones	46,748	(8)	*	—		—	*
Roger Fradin	30,344	(9)	*	—		—	*
Jeffrey Kaczka	25,090	(10)	*	—		—	*
Denis Kelly	23,687	(11)	*	—		—	*
Philip Peller	14,609	(12)	*	—		—	*
Louise Goeser	8,344	(13)	*	—		—	*
Jonathan Byrnes	6,130	(14)	*	—		—	*
All directors, nominees for director and executive officers as a group (15 persons)	8,770,076	(15)	15.3%	7,773,205	(16)	55.0%	41.3%

*	Less than 1%

(1)	Voting power represents the combined voting power of Class A common stock and Class B common stock owned beneficially by such person. On all matters to be voted upon at the annual meeting and any adjournments or postponements thereof, the holders of the Class A common stock and the Class B common stock vote together as a single class, with each record holder of Class A common stock entitled to one vote per share of Class A common stock and each record holder of Class B common stock entitled to ten votes per share of Class B common stock. For the purpose of calculating the voting power of each beneficial owner, shares of Class A common stock subject to options that are exercisable as of October 31, 2013 or are exercisable within 60 days of October 31, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such options (but are not treated as outstanding for the purpose of calculating the voting power of any other person) and shares of Class B common stock are included on a non-converted basis only.
(2)	See footnote No. 3 to the Security Ownership of Certain Beneficial Owners table, located on page 59 of this proxy statement.
(3)	See footnote No. 4 to the Security Ownership of Certain Beneficial Owners table, located on page 59 of this proxy statement.
(4)	See footnote No. 7 to the Security Ownership of Certain Beneficial Owners table, beginning on page 59 of this proxy statement.
(5)	Includes 56,814 shares of Class A common stock issuable upon the exercise by Ms. McGuire of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 11,128 unvested restricted shares of Class A common stock over which Ms. McGuire has voting rights but which are subject to restrictions on transfer.
(6)	Includes 45,120 shares of Class A common stock issuable upon the exercise by Mr. Cox of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 13,943 unvested restricted shares of Class A common stock over which Mr. Cox has voting rights but which are subject to restrictions on transfer.
(7)	Includes 35,490 shares of Class A common stock issuable upon the exercise by Mr. Sandler of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 4,245 unvested restricted shares of Class A common stock over which Mr. Sandler has voting rights but which are subject to restrictions on transfer.
(8)	Includes 26,409 shares of Class A common stock issuable upon the exercise by Mr. Jones of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 10,955 unvested restricted shares of Class A common stock over which Mr. Jones has voting rights but which are subject to restrictions on transfer.
(9)	Includes 2,287 unvested restricted shares of Class A common stock over which Mr. Fradin has voting rights but which are subject to restrictions on transfer.
(10)	Includes 10,667 shares of Class A common stock issuable upon the exercise by Mr. Kaczka of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 13,430 unvested restricted shares of Class A common stock over which Mr. Kaczka has voting rights but which are subject to restrictions on transfer.
(11)	Includes 15,000 shares of Class A common stock issuable upon the exercise by Mr. Kelly of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 2,287 unvested restricted shares of Class A common stock over which Mr. Kelly has voting rights but which are subject to restrictions on transfer.
(12)	Includes 5,000 shares of Class A common stock issuable upon the exercise by Mr. Peller of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013. Also includes 2,287 unvested restricted shares of Class A common stock over which Mr. Peller has voting rights but which are subject to restrictions on transfer.
(13)	Includes 2,287 unvested restricted shares of Class A common stock over which Ms. Goeser has voting rights but which are subject to restrictions on transfer.
(14)	Includes 2,287 unvested restricted shares of Class A common stock over which Dr. Byrnes has voting rights but which are subject to restrictions on transfer.

(15)	Includes (a) 357,427 shares of Class A common stock issuable upon the exercise of stock options that are exercisable as of October 31, 2013 or exercisable within 60 days of October 31, 2013 and (b) 106,252 unvested restricted shares of Class A common stock over which the directors and executives have voting rights but which are subject to restrictions on transfer. Also includes 7,773,205 shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson, our Chairman of the Board, or Mr. Erik Gershwind, our President and Chief Executive Officer and a director of the company, which are convertible into shares of our Class A common stock on a share-for-share basis at any time. See also footnotes Nos. 3 and 7 to the Security Ownership of Certain Beneficial Owners table, located on page 59 of this proxy statement. All of the shares of Class A common stock with respect to which our directors, director nominees and named executive officers share voting or investment power are described above.
(16)	Includes shares of Class B common stock beneficially owned or which may be deemed to be beneficially owned by Mr. Jacobson or Mr. Gershwind. See also footnote No. 4 to the Security Ownership of Certain Beneficial Owners table, located on page 59 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of August 31, 2013 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Equity compensation plans (excluding Associate Stock Purchase Plan)	1,224,049	$58.30	2,007,057	(1)
Associate Stock Purchase Plan	—	—	160,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,224,049	$58.30	2,167,057

(1)	Represents shares available for future issuance under our 2005 Omnibus Incentive Plan. Such shares may become subject to stock option grants or stock appreciation rights or may be issued directly as stock awards with such terms and conditions, performance requirements, restrictions, forfeiture provisions, contingencies and other limitations as determined by the plan administrator.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals of shareholders submitted under SEC Rule 14a-8 and intended for inclusion in our proxy statement for the annual meeting of shareholders in 2015 must be received by us no later than August 8, 2014. Any such shareholder proposals may be included in our proxy statement for the 2015 annual meeting of shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules and regulations of the SEC. For shareholder proposals submitted outside the processes of SEC Rule 14a-8 which are not included in our proxy statement and which may properly be presented for consideration at our 2015 annual meeting of shareholders, and in accordance with SEC Rule 14a-4(c), the proxy or proxies designated by us will have discretionary authority to vote on any such matter unless notice of the matter is received by us not later than October 22, 2014. Shareholder proposals should be directed to our Corporate Secretary at MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

OTHER MATTERS

We will provide to each shareholder, without charge and upon written request, a copy of our Annual Report on Form 10-K and any exhibit thereto. Any such written request should be directed to the office of our Chief Financial Officer, c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. If you are a registered shareholder, we urge you to vote promptly by Internet, by telephone or by dating, signing and mailing a printed proxy card. If you are a beneficial shareholder, we urge you to vote promptly by following the instructions provided by your broker, bank, trustee or other nominee.

By Order of the Board of Directors,

Steve Armstrong
Senior Vice President, General Counsel and
Corporate Secretary

Melville, New York
December 6, 2013